Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Wyndham Hotels & Resorts, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF 2021 ANNUAL MEETING
OF STOCKHOLDERS AND
PROXY STATEMENT

Wyndham Hotels & Resorts, Inc.
22 Sylvan Way
Parsippany, New Jersey 07054

March 31, 2021

Dear Fellow Stockholder:

On behalf of the entire Board, we are pleased to invite you to attend the 2021 annual meeting of stockholders to be held on Wednesday, May 12, 2021 at 11:30 a.m. Eastern Time.

In light of the ongoing coronavirus (COVID-19) pandemic and to assist in protecting the health and well-being of our stockholders and team members, we have decided to once again hold the meeting in a virtual-only meeting format. We will provide a live audio webcast of the meeting at www.virtualshareholdermeeting.com/WH2021. For further information on how to attend the meeting, please see "How do I attend the meeting?" on page 3 in the accompanying proxy statement.

In 2020, our operations, along with those of our peers and other businesses worldwide, were significantly impacted by the unprecedented circumstances created by the COVID-19 pandemic. During this extraordinary time, our priority remained the health and safety of our team members, owners and guests, while we also recognized the necessity of taking steps to mitigate the impact of the pandemic on our business. We rapidly and successfully transferred our corporate team members to a remote working environment. To mitigate the impact on our revenues, we took immediate steps to reduce cash outflows, including workforce reductions and furloughs for team members, substantially reducing all non-essential spending and dividend payments and suspending share repurchase activity. With the approval of our Board and CEO, we also suspended our CEO's salary and our Board's cash-based compensation for part of 2020.

Our 2020 performance in the face of COVID-19 was driven by the drive-to nature of our hotel portfolio of brands, the demand of our everyday business travelers and our ability to manage costs. Against this backdrop, our management team led by our named executive officers produced diluted loss per share of $1.42 and adjusted diluted earnings per share of $1.03. Net loss was $132 million for 2020, adjusted net income was $96 million, and adjusted EBITDA was $327 million. Our Board demonstrated its continued confidence in our business and our strategy through its decision to continue a quarterly dividend throughout 2020. We could not be prouder of all of our team members who were critical to our accomplishments in this unprecedented year.

We also continued to take steps in furtherance of our commitment to fostering a values-driven culture and to being a socially responsible partner in the communities where we live, work and serve, and we have continued to be recognized for our efforts. We developed the Wyndham Green Program, which is a five-level certification program that helps hotels reduce their environmental footprint, and have maintained LEED® Gold certification at our corporate headquarters. We strengthened our partnerships with organizations like Polaris, BEST and ECPAT-USA and are working with our industry to combat human trafficking. We earned our third consecutive perfect score of 100 in the 2021 Human Rights Campaign's Corporate Equality Index — a national benchmarking survey on practices related to LGBTQ equality — and we supported the pledge for CEO Action for Diversity & Inclusion™ and equal representation of men and women in leadership positions. None of this could have been achieved without the support and dedication of our team members worldwide.

As described in the accompanying proxy statement, our Compensation Committee works to ensure that executive pay and performance are appropriately aligned to incentivize management to increase stockholder value.

We encourage you to read the proxy statement carefully for more information. Your vote is very important. Whether or not you plan to attend the 2021 annual meeting, please cast your vote as soon as possible. We look forward to continuing our dialogue in the future and we, along with our outstanding executive team and team members worldwide, remain committed to creating even greater value for you.

Very truly yours,

Stephen P. Holmes Chairman of the Board	Geoffrey A. Ballotti President and Chief Executive Officer

WYNDHAM HOTELS & RESORTS, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

March 31, 2021

Date:	Wednesday, May 12, 2021
Time:	11:30 a.m. Eastern Time
Virtual Meeting Link:	www.virtualshareholdermeeting.com/WH2021

Purposes of the meeting:

•
to elect eight Directors for a term expiring at the 2022 annual meeting, with each Director to serve until such Director's successor is elected and qualified or until such Director's earlier resignation, retirement, disqualification or removal;

•
to vote on an advisory resolution to approve our executive compensation program;

•
to vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021; and

•
to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

The matters specified for voting above are more fully described in the attached proxy statement. Only our stockholders of record at the close of business on March 18, 2021 will be entitled to notice of and to vote at the meeting and any adjournments or postponements for which no new record date is set.

How to attend the meeting:

The meeting will begin promptly at 11:30 a.m. Eastern Time on May 12, 2021 at www.virtualshareholdermeeting.com/WH2021. Stockholders will need their 16-digit control number to log in to attend the meeting and vote or ask questions during the meeting. The control number can be found on the Notice (please see below under "Information About the Notice of Internet Availability of Proxy Materials"), proxy card or voting instruction form distributed to stockholders.

Online access to the meeting will open 15 minutes prior to the start of the meeting to allow time for participants to log in and testing of device audio systems. We encourage participants to access the meeting in advance of the designated start time.

Beneficial stockholders whose shares are registered in the name of a bank, broker or other nominee may need to obtain the information required to be able to participate in, and vote at, the meeting, including their control number, from their bank, broker or other nominee. If a beneficial holder has any questions regarding attendance at the meeting, they should contact their broker, bank or other nominee who holds their shares.

Support will be available 15 minutes prior to, and during, the meeting to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If participants encounter any difficulty, they should call the support team at the numbers listed on the login screen.

Record Date:

March 18, 2021 is the record date for the meeting. This means that owners of Wyndham Hotels & Resorts, Inc. common stock at the close of business on that date are entitled to:

•
receive notice of the meeting; and

•
vote at the meeting and any adjournments or postponements of the meeting for which no new record date is set.

Information About the Notice of Internet Availability of Proxy Materials:

Instead of mailing a printed copy of our proxy materials, including our Annual Report, to all of our stockholders, we provide access to these materials in a fast and efficient manner via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all stockholders. Accordingly, on or about March 31, 2021, we will begin mailing a Notice to all stockholders as of March 18, 2021, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, stockholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Householding Information:

We have adopted a procedure approved by the Securities and Exchange Commission called householding. Under this procedure, stockholders of record who have the same address and last name and have not previously requested electronic delivery of proxy materials will receive a single envelope containing the Notices for all stockholders having that address. The Notice for each stockholder will include that stockholder's unique control number needed to vote his or her shares. This procedure will reduce our printing costs and postage fees.

If you do not wish to participate in householding and prefer to receive your Notice in a separate envelope, please contact Broadridge Financial Solutions by calling their toll-free number at (866) 540-7095 or through Broadridge Financial Solutions, Attn.: Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

For those stockholders who have the same address and last name and who request to receive a printed copy of the proxy materials by mail, we will send only one copy of such materials to each address unless one or more of those stockholders notifies us, in the same manner described above, that they wish to receive a printed copy for each stockholder at that address.

Beneficial stockholders may request information about householding from their banks, brokers or other holders of record.

Proxy Voting:

Your vote is important. Please vote your proxy promptly so your shares are represented, even if you plan to attend the annual meeting. You may vote by Internet, by telephone or by requesting a printed copy of the proxy materials and using the enclosed proxy card. You may also vote at the annual meeting.

Our proxy tabulator, Broadridge Financial Solutions, must receive any proxy that will not be voted at the annual meeting by 11:59 p.m. Eastern Time on Tuesday, May 11, 2021. If you have shares of common stock credited to your account under the Wyndham Hotel Group Employee Savings Plan, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time on Friday, May 7, 2021.

By order of the Board of Directors,

Paul F. Cash Corporate Secretary

i

ii

WYNDHAM HOTELS & RESORTS, INC.

PROXY STATEMENT

The enclosed proxy materials are provided to you at the request of the Board of Directors of Wyndham Hotels & Resorts, Inc. (the "Board") to encourage you to vote your shares at our 2021 annual meeting of stockholders. This proxy statement contains information on matters that will be presented at the meeting and is provided to assist you in voting your shares. References in this proxy statement to "we," "us," "our," "Wyndham Hotels" and the "Company" refer to Wyndham Hotels & Resorts, Inc. and our consolidated subsidiaries.

References in this proxy statement to "Wyndham Worldwide" refer to Wyndham Worldwide Corporation and its consolidated subsidiaries prior to the consummation of the spin-off. References to "Travel + Leisure" refer to Travel + Leisure Co. (previously known as Wyndham Destinations, Inc.) and its consolidated subsidiaries. References to the "spin-off" refer to the spin-off completed by Wyndham Worldwide effective June 1, 2018 resulting in its principal businesses becoming two separate, publicly traded companies, Wyndham Hotels and Travel + Leisure.

Our Board made these materials available to you over the Internet or, upon your request, mailed you printed versions of these materials in connection with our 2021 annual meeting. We will mail a Notice of Internet Availability of Proxy Materials ("Notice") to our stockholders beginning on or about March 31, 2021 and will post our proxy materials on our website referenced in the Notice on that same date. We are, on behalf of our Board, soliciting your proxy to vote your shares at our 2021 annual meeting. We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the annual meeting.

FREQUENTLY ASKED QUESTIONS

When and where will the annual meeting be held?

The annual meeting will be held on Wednesday, May 12, 2021 at 11:30 a.m. Eastern Time. Stockholders of record at the close of business on March 18, 2021 may attend the meeting and vote their shares during the meeting at www.virtualshareholdermeeting.com/WH2021. Stockholders will have the same opportunity to participate as they would at an in person meeting, with the ability to vote and submit questions during the meeting in accordance with the rules of conduct posted on the meeting website. For further information on how to attend the meeting, please see below under "How do I attend the meeting?"

What am I being asked to vote on at the meeting?

You are being asked to vote on the following:

•
the election of eight Directors for a term expiring at the 2022 annual meeting of stockholders, with each Director to serve until such Director's successor is elected and qualified or until such Director's earlier resignation, retirement, disqualification or removal;

•
the advisory approval of our executive compensation program;

•
the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021; and

•
to transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting.

We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matters are properly presented for a vote, the individuals named as proxies will have discretionary authority to the extent permitted by law to vote on such matters according to their best judgment.

Who may vote and how many votes does a stockholder have?

All holders of record of our common stock as of the close of business on March 18, 2021 (the "record date") are entitled to vote at the meeting. Each stockholder will have one vote for each share of our common stock held as of the close of business on the record date. As of the record date, 93,368,910 shares of our common stock were outstanding. There is no cumulative voting and the holders of our common stock vote together as a single class.

How many votes must be present to hold the meeting?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the meeting, or 46,684,456 shares, also known as a quorum, must be present virtually or by proxy at the meeting in order to constitute a quorum necessary to conduct the meeting. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What is a broker non-vote?

A broker non-vote occurs when a broker or other nominee submits a proxy that states that the broker does not vote for some of the proposals because the broker has not received instructions from the beneficial owner on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

How do I vote?

Even if you plan to attend the meeting you are encouraged to vote by proxy.

If you are a stockholder of record, also known as a registered stockholder, you may vote in one of the following ways:

•
by telephone by calling the toll-free number 1-800-690-6903 (have your Notice or proxy card in hand when you call);

•
by Internet at http://www.proxyvote.com (have your Notice or proxy card in hand when you access the website);

•
if you received (or requested and received) a printed copy of the annual meeting materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or

•
at the virtual annual meeting (please see below under "How do I attend the meeting?").

If your shares are registered in the name of a bank, broker or other nominee, follow the proxy instructions on the form you receive from the bank, broker or other nominee. You may also vote at the annual meeting — please see below under "How do I attend the meeting?"

When you vote by proxy, your shares will be voted according to your instructions. If you sign your proxy card or vote by Internet or by telephone but do not specify how you want your shares to be voted, they will be voted as the Board recommends.

What if I am a participant in the Wyndham Hotel Group Employee Savings Plan?

For participants in the Wyndham Hotel Group Employee Savings Plan with shares of our common stock credited to their accounts, voting instructions for the trustees of the plan are also being solicited through this proxy statement. In accordance with the provisions of the plan, the trustee will vote shares of our common stock in accordance with instructions received from the participants to whose accounts the shares are credited. If you do not instruct the plan trustee on how to vote the shares of our common stock credited to your account, the trustee will vote those shares in proportion to the shares for which instructions are received.

How does the Board recommend that I vote?

The Board recommends the following votes:

•
FOR the election of each of the Director nominees,

•
FOR the advisory approval of our executive compensation program, and

•
FOR the ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2021.

How many votes are required to approve each proposal?

In the election of Directors, Directors are elected by a majority of the votes cast at the annual meeting, meaning that the number of shares voted "for" a Director must exceed the number of shares withheld from such Director's election. Abstentions and broker non-votes will have no effect on the outcome of the vote.

For each of the other proposals, the affirmative vote of the holders of a majority of the shares represented at the meeting virtually or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will have the effect of a vote against any of these proposals. Broker non-votes will have no effect on the outcome of these proposals.

If your shares are registered in the name of a bank, broker or other financial institution and you do not give your broker or other nominee specific voting instructions for your shares, under the rules of the New York Stock Exchange ("NYSE"), your record holder has discretion to vote your shares on the ratification of auditor proposal but does not have discretion to vote your shares on any of the other proposals. Your broker, bank or other financial institution will not be permitted to vote on your behalf on the election of Director nominees or the advisory vote on executive compensation unless you provide specific instructions before the date of the annual meeting by completing and returning the voting instruction or proxy card or following the instructions provided to you to vote your shares by telephone or the Internet.

How do I attend the meeting?

The meeting will begin promptly at 11:30 a.m. Eastern Time on May 12, 2021 at www.virtualshareholdermeeting.com/WH2021. Stockholders will need their 16-digit control number to log in to attend the meeting and vote or ask questions during the meeting. The control number can be found on the Notice, proxy card or voting instruction form distributed to stockholders.

Online access to the meeting will open 15 minutes prior to the start of the meeting to allow time for participants to log in and testing of device audio systems. We encourage participants to access the meeting in advance of the designated start time.

Beneficial stockholders whose shares are registered in the name of a bank, broker or other nominee may need to obtain the information required to be able to participate in, and vote at, the meeting, including their control number, from their bank, broker or other nominee. If a beneficial holder has any questions regarding attendance at the meeting, they should contact their broker, bank or other nominee who holds their shares.

Support will be available 15 minutes prior to, and during, the meeting to assist stockholders with any technical difficulties they may have accessing or hearing the virtual meeting. If participants encounter any difficulty, they should call the support team at the numbers listed on the login screen.

How do I ask questions during the meeting?

Stockholders are encouraged to submit questions during the meeting at www.virtualshareholdermeeting.com/WH2021. You will need the 16-digit control number found on the Notice, proxy card or voting instruction form to log in to the meeting and submit questions. Subject to time constraints, we will answer appropriate stockholder questions during the meeting.

Can I change or revoke my vote?

You may change or revoke your proxy at any time prior to voting at the meeting by submitting a later dated proxy or by entering new instructions by Internet or telephone prior to 11:59 p.m. Eastern Time on Tuesday, May 11, 2021, or by giving timely written notice of such change or revocation to the Corporate Secretary or by attending the meeting and voting.

How are proxies solicited?

We retained Innisfree M&A Incorporated to advise and assist us in soliciting proxies at a cost of $20,000 plus reasonable expenses. Proxies may also be solicited by our Directors, officers and employees personally, by mail, telephone or electronic means. We will pay all costs relating to the solicitation of proxies. We will also reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses in forwarding proxy materials to beneficial owners of our common stock.

How do I make a stockholder proposal for the 2022 meeting?

Stockholders interested in presenting a proposal for inclusion in our proxy statement and proxy relating to our 2022 annual meeting may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). To be eligible for inclusion in next year's proxy statement, stockholder proposals must be received by the Corporate Secretary at our principal executive offices no later than the close of business on December 1, 2021.

In general, any stockholder proposal to be considered at next year's annual meeting but not included in the proxy statement must be submitted in accordance with the procedures set forth in our Second Amended and Restated By-Laws ("By-Laws"). Notice of any such proposal must be submitted in writing to and received by the Corporate Secretary at our principal executive offices not earlier than January 12, 2022 and not later than February 11, 2022. However, if the date of the 2022 annual meeting is not within 30 days before or after May 12, 2022, then a stockholder will be able to submit a proposal for consideration at the annual meeting not later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or such notice of the date of such annual meeting was mailed whichever occurs first. Our By-Laws require that such notice be updated as necessary as of specified dates prior to the annual meeting. Any notification to bring any proposal before an annual meeting must comply with the requirements of our By-Laws as to proper form. A stockholder may obtain a copy of our By-Laws on our investor website, www.investor.wyndhamhotels.com under the Corporate Governance/Governance Documents page, or by writing to our Corporate Secretary.

Stockholders may also nominate Directors for election at an annual meeting. To nominate a Director stockholders must comply with provisions of applicable law and our By-Laws. The Corporate Governance Committee will also consider stockholder recommendations for candidates to the Board sent to the Committee c/o the Corporate Secretary. See below under Director Nomination Process for information regarding nomination or recommendation of a Director.

GOVERNANCE OF THE COMPANY

Strong corporate governance is an integral part of our core values. Our Board is committed to having sound corporate governance principles and practices. Please visit our investor website at www.investor.wyndhamhotels.com under the Corporate Governance/Governance Documents page, which can be reached by clicking on the Corporate Governance link, followed by the Governance Documents link, for the Board's Corporate Governance Guidelines and Director Independence Criteria, the Board-approved charters for the Audit, Compensation and Corporate Governance Committees and related information. These guidelines and charters may also be obtained by writing to our Corporate Secretary at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054.

Corporate Governance Guidelines

Our Board adopted Corporate Governance Guidelines that, along with the charters of the Board Committees, Director Independence Criteria and Code of Business Conduct and Ethics for Directors, provide the framework for our governance. The governance rules for companies listed on the NYSE and those contained in the Securities and Exchange Commission (the "SEC") rules and regulations are reflected in the guidelines. The Board reviews these principles and other aspects of governance periodically. The Corporate Governance Guidelines are available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com.

Director Independence Criteria

The Board adopted the Director Independence Criteria set out below for its evaluation of the materiality of Director relationships with us. The Director Independence Criteria contain independence standards that exceed the independence standards specified in the listing standards of the NYSE. The Director Independence Criteria are available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com.

A Director who satisfies all of the following criteria shall be presumed to be independent under our Director Independence Criteria:

•
Wyndham Hotels does not currently employ and has not within the last three years employed the Director or any of his or her immediate family members (except in the case of immediate family members, in a non-executive officer capacity).

•
The Director is not currently and has not within the last three years been employed by Wyndham Hotels' present auditors nor has any of his or her immediate family members been so employed (except in a non-professional capacity not involving Wyndham Hotels' business).

•
Neither the Director nor any of his or her immediate family members is or has been within the last three years part of an interlocking directorate in which an executive officer of Wyndham Hotels serves on the compensation or equivalent committee of another company that employs the Director or his or her immediate family member as an executive officer.

•
The Director is not a current employee nor is an immediate family member a current executive officer of a company that has made payments to or received payments from Wyndham Hotels for property or services in an amount in any of the last three fiscal years exceeding the greater of $750,000 or 1% of such other company's consolidated gross revenues.

•
The Director currently does not have and has not had within the past three years a personal services contract with Wyndham Hotels or its executive officers.

•
The Director has not received and the Director's immediate family member has not received during any twelve-month period within the last three years more than $100,000 in direct compensation from Wyndham Hotels other than Board fees.

•
The Director is not currently an officer or director of a foundation or other non-profit organization to which Wyndham Hotels within the last three years gave directly or indirectly through the provision of services more than the greater of 2% of the consolidated gross revenues of such organization during any single fiscal year or $1,000,000.

Guidelines for Determining Director Independence

Our Corporate Governance Guidelines and Director Independence Criteria provide for director independence standards that meet or exceed those of the NYSE. Our Board is required under NYSE rules to affirmatively determine that each independent Director has no material relationship with Wyndham Hotels other than as a Director.

In accordance with these standards and criteria, the Board undertook its annual review of the independence of its Directors. During this review, the Board considered whether there are any relationships or related party transactions between each Director, any member of his or her immediate family or other affiliated entities and us and our subsidiaries. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the Director is independent.

The Board follows a number of procedures to review related party transactions. We maintain a written policy governing related party transactions that requires Board approval of related party transactions exceeding $120,000. Each Board member answers a questionnaire designed to disclose conflicts and related party transactions. We also review our internal records for related party transactions. Based on a review of these standards and materials, none of our independent Directors had or has any relationship with us other than as a Director.

As a result of its review, the Board affirmatively determined that the following Directors are independent of us and our management as required by the NYSE listing standards and the Director Independence Criteria: Myra J. Biblowit, James E. Buckman, Bruce B. Churchill, Mukul V. Deoras, Ronald L. Nelson and Pauline D.E. Richards.

Committees of the Board

The following describes our Board committees and related matters. The composition of the committees is provided immediately after.

Audit Committee

Responsibilities include:

•
appoints our independent registered public accounting firm to perform an integrated audit of our consolidated financial statements and internal control over financial reporting;

•
pre-approves all services performed by our independent registered public accounting firm;

•
provides oversight on the external reporting process and the adequacy of our internal controls;

•
reviews the scope, planning, staffing and budgets of the audit activities of the independent registered public accounting firm and our internal auditors;

•
reviews services provided by our independent registered public accounting firm and other disclosed relationships as they bear on the independence of our independent registered public accounting firm and provides oversight on hiring policies with respect to employees or former employees of the independent auditor; and

•
maintains procedures for the receipt, retention and resolution of complaints regarding accounting, internal controls and auditing matters.

All members of the Audit Committee are independent Directors under the Board's Director Independence Criteria and applicable regulatory and listing standards. The Board in its business judgment determined that each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements in accordance with applicable listing standards. The Board also determined that Bruce B. Churchill, Ronald L. Nelson and Pauline D.E. Richards are audit committee financial experts within the meaning of applicable SEC rules.

The Audit Committee Charter is available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com.

Audit Committee Report

The Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities for the external financial reporting process and the adequacy of Wyndham Hotels' internal controls. Specific responsibilities of the Audit Committee are set forth in the Audit Committee Charter adopted by the Board. The Charter is available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com.

The Audit Committee is comprised of five Directors, all of whom meet the standards of independence adopted by the NYSE and the SEC. The Audit Committee appoints, compensates and oversees the services performed by Wyndham Hotels' independent registered public accounting firm. The Audit Committee approves in advance all services to be performed by Wyndham Hotels' independent registered public accounting firm in accordance with SEC rules and the Audit Committee's established policy for pre-approval of all audit services and permissible non-audit services, subject to the de minimis exceptions for non-audit services.

Management is responsible for Wyndham Hotels' financial reporting process including our system of internal controls and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. In addition, management is responsible for establishing, maintaining and assessing the effectiveness of Wyndham Hotels' internal control over financial reporting. Deloitte & Touche LLP ("Deloitte"), Wyndham Hotels' independent registered public accounting firm, is responsible for expressing an opinion on Wyndham Hotels' consolidated financial statements and the effectiveness of Wyndham Hotels' internal control over financial reporting. The Audit Committee reviewed and discussed Wyndham Hotels' 2020 Annual Report on Form 10-K, including the audited consolidated financial statements of Wyndham Hotels for the year ended December 31, 2020, with management and Deloitte. It is not the Audit Committee's duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee also discussed with Deloitte matters required to be discussed by applicable standards and rules of the Public Company Accounting Oversight Board (the "PCAOB") and the SEC. The Audit Committee also received the written disclosures and the letter from Deloitte required by applicable standards and rules of the PCAOB, including those required by Auditing Standard No. 1301, Communications with Audit Committees, and the SEC regarding Deloitte's communications with the Audit Committee concerning independence, and discussed with Deloitte its independence.

The Audit Committee also considered whether the permissible non-audit services provided by Deloitte to Wyndham Hotels are compatible with Deloitte maintaining its independence. The Audit Committee satisfied itself as to the independence of Deloitte.

Based on the Audit Committee's review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Wyndham Hotels' Annual Report on Form 10-K for the year ended December 31, 2020.

AUDIT COMMITTEE

Pauline D.E. Richards (Chair)
James E. Buckman
Bruce B. Churchill
Mukul V. Deoras
Ronald L. Nelson

Compensation Committee

Responsibilities include:

•
provides oversight on our executive compensation program consistent with corporate objectives and stockholder interests;

•
reviews and approves Chief Executive Officer ("CEO") and other senior management compensation;

•
approves grants of long-term incentive awards and our senior executives' annual incentive compensation under our compensation plans; and

•
reviews and considers the independence of advisers to the Committee.

For additional information regarding the Compensation Committee's processes and procedures see below under "Executive Compensation — Compensation Discussion and Analysis — Compensation Committee Matters."

All members of the Compensation Committee are independent Directors under the Board's Director Independence Criteria and applicable regulatory and listing standards.

The Compensation Committee Report is provided below under Executive Compensation. The Compensation Committee Charter is available on the Corporate Governance/Governance Documents page on our investor website at www.investor.wyndhamhotels.com.

Compensation Committee Interlocks and Insider Participation

During 2020, Ms. Biblowit, Mr. Buckman and Mr. Churchill served on our Compensation Committee. There are no compensation committee interlocks between Wyndham Hotels and other entities involving our executive officers and Directors.

Corporate Governance Committee

Responsibilities include:

•
recommends to the Board nominees for election to the Board;

•
reviews principles, policies and procedures affecting Directors and the Board's operation and effectiveness;

•
provides oversight on the evaluation of the Board and its effectiveness and of our Social Responsibility program; and

•
reviews and makes recommendations to the Board on Director compensation.

All members of the Corporate Governance Committee are independent Directors under the Board's Director Independence Criteria and applicable regulatory and listing standards.

The Corporate Governance Committee Charter is available on the Corporate Governance/Governance Documents page on our investor website at www.investor.wyndhamhotels.com.

Executive Committee

The Executive Committee may exercise all of the authority of the Board when the Board is not in session, except that the Executive Committee does not have the authority to take any action which legally or under our internal governance policies may be taken only by the full Board.

Committee Membership

The following chart provides the current committee membership and the number of meetings that each committee held during 2020.

Director	Audit Committee	Compensation Committee	Governance Committee	Executive Committee

Geoffrey A. Ballotti				M

Myra J. Biblowit		M	C

James E. Buckman	M	M		M

Bruce B. Churchill	M	C

Mukul V. Deoras	M		M

Stephen P. Holmes				C

Ronald L. Nelson	M		M

Pauline D.E. Richards	C		M

Number of Meetings in 2020	8	6	4	4

 C = Chair
 M = Member

The Board held six meetings during 2020, including the four regularly scheduled meetings and two special meetings which were primarily held to facilitate the Board's oversight of the Company's response to the COVID-19 pandemic. Each Director attended at least 75% of the meetings of the Board and the committees of the Board on which the Director served while in office.

Directors fulfill their responsibilities not only by attending Board and committee meetings but also through communication with the Non-Executive Chairman, Lead Director, CEO and other members of management relative to matters of interest and concern to Wyndham Hotels.

Board Leadership Structure

Under our current Board leadership structure, the roles of Chairman and CEO are held by two different individuals. Mr. Holmes, the former CEO of Wyndham Worldwide, serves as our Non-Executive Chairman, while Mr. Ballotti serves as our President and CEO. The Board believes that Mr. Holmes is able to serve as a highly effective Non-Executive Chairman due to his strong leadership skills and his extensive knowledge of our operations and the markets in which we compete. As the former CEO of Wyndham Worldwide, Mr. Holmes is not independent under NYSE rules. Therefore, we also appointed an independent Lead Director to ensure that Wyndham Hotels benefits from effective independent oversight as described below under Lead Director.

One of the key responsibilities of the Board is to review our strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that the separation of the roles of the Chairman and the CEO is in the best interests of stockholders at this time because it allows our CEO to focus on the execution of our business strategy, growth and development, while our Non-Executive Chairman oversees our Board. In addition, our independent Lead Director provides us with independent oversight as further described below.

Lead Director

Mr. Buckman, an independent Director, has served as the Board's Lead Director since August 2019. The Lead Director acts as a liaison with the Non-Executive Chairman in consultation with the other Directors; chairs executive sessions of the non-executive Directors and independent Directors and provides feedback to the Non-Executive Chairman; chairs meetings of the Board in the absence of the Non-Executive Chairman; and reviews in advance and consults with the Non-Executive Chairman regarding the schedule and agenda for all Board meetings as well as the materials distributed to Directors in connection with such meetings.

Oversight of Risk Management

The Board has an active role, as a whole and at the committee level, in providing oversight with respect to management of our risks. The Board focuses on the most significant risks facing us and our general risk management strategy and seeks to ensure that risks undertaken by us are consistent with a level of risk that is appropriate for our Company and aligned with the achievement of our business objectives and strategies.

The Board regularly reviews information regarding risks associated with our finances, credit and liquidity; our business, operations and strategy; legal, regulatory and compliance matters; and reputational exposure. The Audit Committee provides oversight on our programs for risk assessment and risk management, including with respect to financial accounting and reporting, internal audit services, information technology, cybersecurity and compliance. The Compensation Committee provides oversight on our assessment and management of risks relating to our executive compensation. The Corporate Governance Committee provides oversight on our management of risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for providing oversight with respect to the management of risks, the entire Board is regularly informed about our risks through committee reports and management presentations.

While the Board and the committees provide oversight with respect to our risk management, our CEO and other senior management are primarily responsible for day-to-day risk management analysis and mitigation and report to the full Board or the relevant committee regarding risk management. Our leadership structure, with Mr. Holmes serving as our Non-Executive Chairman and with Mr. Ballotti serving as a Director, enhances the Board's effectiveness in risk oversight due to their extensive knowledge of our industry, business and operations and facilitates the Board's oversight of key risks. We believe this division of responsibility and leadership structure is the most effective approach for addressing our risk management.

Executive Sessions of Non-Management and Independent Directors

The Board meets regularly without any members of management present. Our Lead Director presides at these sessions. Our independent Directors also meet in executive session at least twice per year. The Lead Director chairs these sessions of independent directors.

Communications with the Board and Directors

Stockholders and other parties interested in communicating directly with the Board, our non-management Directors as a group, our independent Directors as a group or any individual Director may do so by writing our Corporate Secretary at Wyndham Hotels & Resorts, Inc., 22 Sylvan Way, Parsippany, New Jersey 07054. Prior to forwarding any correspondence, the Corporate Secretary will review it and in his discretion will not forward correspondence deemed to be of a commercial nature or otherwise not appropriate for review by the Directors.

Director Attendance at Annual Meeting of Stockholders

As provided in the Board's Corporate Governance Guidelines, Directors are expected to attend our annual meeting absent exceptional cause. All of our current Directors attended our 2020 annual meeting of stockholders and are expected to attend our 2021 annual meeting.

Code of Business Conduct and Ethics

The Board maintains a Code of Business Conduct and Ethics for Directors with ethics guidelines specifically applicable to Directors. In addition, we maintain Business Principles applicable to all our associates, including our CEO, Chief Financial Officer ("CFO") and Chief Accounting Officer.

We will disclose on our website any amendment to or waiver from a provision of our Business Principles or Code of Business Conduct and Ethics for Directors as may be required and within the time period specified under applicable SEC and NYSE rules. The Code of Business Conduct and Ethics for Directors and our Business Principles are available on the Corporate Governance/Governance Documents page of our investor website at www.investor.wyndhamhotels.com. Copies of these documents may also be obtained free of charge by writing to our Corporate Secretary.

Director Nomination Process

Role of Corporate Governance Committee.    The Corporate Governance Committee is responsible for recommending the Director nominees for election to the Board. The Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board when considering potential candidates to serve on the Board. Nominees for Director are selected on the basis of their depth and breadth of experience, skills, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment and willingness to devote adequate time to Board duties.

The Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that the

Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate's credentials in the context of these standards. For the nomination of continuing Directors for re-election, the Corporate Governance Committee also considers the individual's contributions to the Board.

All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of large organizations as well as extensive board experience. Certain individual qualifications, experience and skills of our Directors that led the Board to conclude that each nominee or Director should serve as our Director are described below under "Proposal No. 1: Election of Directors."

Identification and Evaluation Process.    The process for identifying and evaluating nominees to the Board is initiated by identifying a candidate who meets the criteria for selection as a nominee and has the specific qualities or skills being sought based on input from members of the Board and, if the Corporate Governance Committee deems appropriate, a third-party search firm. These candidates will be evaluated by the Corporate Governance Committee by reviewing the candidates' biographical information and qualifications and checking the candidates' references. Qualified nominees will be interviewed by at least one member of the Corporate Governance Committee. Using the input from the interview and other information it obtains, the Corporate Governance Committee evaluates whether the prospective candidate is qualified to serve as a Director and whether the Corporate Governance Committee should recommend to the Board that the Board nominate the prospective candidate for election by the stockholders or to fill a vacancy on the Board.

Stockholder Recommendations of Nominees.    The Corporate Governance Committee will consider written recommendations from stockholders for nominees for Director. Recommendations should be submitted to the Corporate Governance Committee, c/o the Corporate Secretary, and include at least the following: name of the stockholder and evidence of the person's ownership of our common stock, number of shares owned and the length of time of ownership, name of the candidate, the candidate's resume or a listing of his or her qualifications to be a Director and the person's consent to be named as a Director if selected by the Corporate Governance Committee and nominated by the Board. To evaluate nominees for Directors recommended by stockholders, the Corporate Governance Committee intends to use a substantially similar evaluation process as described above.

Stockholder Nominations and By-Law Procedures.    Our By-Laws establish procedures pursuant to which a stockholder may nominate a person for election to the Board. Our By-Laws are posted on our investor website under Corporate Governance/Governance Documents at www.investor.wyndhamhotels.com. To nominate a person for election to the Board, a stockholder must submit a notice containing all information required by our By-Laws regarding the Director nominee and the stockholder and any associated persons making the nomination, including name and address, number of shares owned, a description of any additional interests of such nominee or stockholder and certain representations regarding such nomination. Our By-Laws require that such notice be updated as necessary as of specified dates prior to the annual meeting. We may require any proposed nominee to furnish such other information as we may require to determine his or her eligibility to serve as a Director. Such notice must be accompanied by the proposed nominee's consent to being named as a nominee and to serve as a Director if elected.

To nominate a person for election to the Board at our annual meeting, written notice of a stockholder nomination must be delivered to our Corporate Secretary not less than 90 nor more than 120 days prior to the anniversary date of the prior year's annual meeting. However, if our annual meeting is advanced or delayed by more than 30 days from the anniversary date of the previous year's meeting, a stockholder's written notice will be timely if it is delivered by no later than the close of business on the 10th day following the day on which public disclosure of the date of the annual meeting is made or the notice of the date of the annual meeting was mailed, whichever occurs first. Our By-Laws require that any such notice be updated as necessary as of specified dates prior to the annual meeting. A stockholder may make nominations of persons for election to the Board at a special meeting if the stockholder delivers written notice to our Corporate Secretary not later than the close of business on the 10th day following the day on which public disclosure of the date such special meeting was made or notice of such special meeting was mailed, whichever occurs first; provided, that, at a special meeting of stockholders, only such business may be conducted as shall have been brought before the meeting under our notice of meeting.

Compensation of Directors

Non-management Directors receive compensation for Board service designed to compensate them for their Board responsibilities and align their interests with the interests of stockholders. A management Director receives no additional compensation for Board service. The following are certain highlights of our Director compensation program:

•
Heavy weighting on equity pay to align Director compensation with our stockholders' long-term interests

•
Annual time-based restricted stock unit ("RSU") grants subject to 4-year vesting

•
Opportunity to defer all cash and equity compensation in the form of deferred stock units ("DSUs") under our deferred compensation plan which are not paid out until the Director's retirement from the Board

  •
  For 2021, 100% of our non-management Directors elected to receive a portion of their total compensation in DSUs to further align their interests with our stockholders for the long term.

•
Limit on annual equity grants under our stockholder-approved equity incentive plan

•
No fees paid per meeting

•
No retirement benefits

•
Robust stock ownership guidelines

2020 Program Change Due to COVID-19.    In March 2020, in recognition of the negative financial and operational impacts and uncertainty resulting from the rapidly evolving COVID-19 situation, the Board determined to forgo the cash-based portion of their annual retainer and committee chair and membership fees. The cash-based portion of the fees was reinstated effective August 3, 2020.

Overview.    Our Directors play a critical and active role in overseeing the management of our Company and guiding our strategic direction. Ongoing developments in corporate governance, executive compensation and financial reporting have resulted in increased demand for highly qualified and productive public company directors. The time commitment and the many responsibilities and risks of being a director of a public company of our size and profile require that we provide reasonable compensation that is competitive among our peers and commensurate with our Directors' qualifications, responsibilities and workload. Our non-management directors are compensated based on their specific Board responsibilities, including service as Board Chairman, Lead Director, or Chair or member of key Board committees. Our Board is made up of 8 members total, with 6 independent Directors. All of our independent Directors serve on more than one committee. Our director compensation program is designed to reasonably compensate our non-employee directors for their significant responsibilities, expected time commitment and qualifications.

Peer Review.    In October 2019, the Rewards Solutions practice at Aon plc ("Aon") was engaged to conduct an independent review of our non-management Director compensation program. For this review, Aon used the peer group described below in the Compensation Discussion and Analysis under "Compensation Review and Benchmarking — 2020 Peer Review." The following elements were examined as part of this review: annual board retainers in the form of cash and equity, retainers for chairman and committee service, and prevalence of program features such as non-executive chairman and lead director pay (but did not include supplemental pay for these features), other compensation in the form of perquisites and benefits, and governance policies such as stock ownership guidelines and stock hedging/pledging. The Committee reviewed the peer group data prepared by our compensation consultant that presented annual retainer fees, average committee pay, and annual equity award value at the 25th, 50th and 75th percentiles and determined that the average total direct compensation of our Directors was aligned with the philosophy of targeting the top quartile of the peer group. Based on peer group data regarding our overall Director compensation program, it was also determined that the value provided from the Company's current Director compensation program is aligned competitively with our peer group and that our program features are consistent with the structure of programs offered by our peers. Upon the recommendation of Aon, the Committee determined not to make any changes to our non-management Director compensation program for 2020.

Annual Retainer Fees.    The table below describes 2020 annual retainer and committee chair and membership fees for non-management Directors. Our Directors do not receive additional fees for attending Board or committee meetings.

	Cash-Based	Stock-Based	Total
Non-Executive Chairman	$160,000	$160,000	$320,000
Lead Director	$132,500	$132,500	$265,000
Director	$105,000	$105,000	$210,000
Audit Committee chair	$22,500	$22,500	$45,000
Audit Committee member	$12,500	$12,500	$25,000
Compensation Committee chair	$17,500	$17,500	$35,000
Compensation Committee member	$10,000	$10,000	$20,000
Corporate Governance Committee chair	$15,000	$15,000	$30,000
Corporate Governance Committee member	$8,750	$8,750	$17,500
Executive Committee member	$10,000	$10,000	$20,000

The annual Director retainer and committee chair and membership fees are paid on a quarterly basis, 50% in cash and 50% in Wyndham Hotels stock. The requirement for Directors to receive at least 50% of their fees in our equity further aligns their interests with those of our stockholders. The number of shares of stock issued is based on our stock price on the quarterly determination date. Directors may elect to receive the stock-based portion of their fees in the form of common stock or DSUs.

A DSU entitles the Director to receive one share of common stock following the Director's retirement or termination of service from the Board for any reason and is credited with dividend equivalents during the deferral period in the form of additional DSUs. The Director may not sell or receive value from any DSU prior to termination of service. Directors may also elect to defer any cash-based compensation or vested RSUs in the form of DSUs under our Non-Employee Director Deferred Compensation Plan.

As described above, in March 2020, the Directors determined to forgo their cash-based fees in light of the negative financial and operational impact of the COVID-19 pandemic, including any cash-based fees that any Director had elected to defer in the form of DSUs. These cash payments were reinstated effective August 3, 2020.

Annual Equity Grant.    In February 2020, each non-management Director of Wyndham Hotels was awarded a grant of time-vesting RSUs with a grant date fair value of $100,000 which vests in equal annual increments over a four-year period. RSUs are credited with dividend equivalents subject to the same vesting restrictions as the underlying units.

Benefits and Other Compensation.    Consistent with the Company's commitment to philanthropic giving, we provide up to a three-for-one Company match of a non-management Director's qualifying charitable contributions. We match each Director's personal contribution on a three-for-one basis up to a Company contribution of $75,000 per year, with such contributions paid by Wyndham Hotels directly to the charitable organization. This match program supports our core value of caring for our communities.

We maintain a policy to provide our non-management Directors annually with 500,000 Wyndham Rewards Points. These Wyndham Rewards Points have an approximate value of $6,500 and may be redeemed for numerous rewards options including stays at Wyndham properties. This benefit provides our Directors with ongoing, first-hand exposure to our properties and operations, furthering their understanding and evaluation of our business. Directors are permitted to hold up to a maximum of 1,000,000 Wyndham Rewards Points under this policy and for this reason may be granted fewer than 500,000 points in a given year.

Letter Agreement with Mr. Holmes.    In connection with his appointment as Non-Executive Chairman of the Board in June 2018, we entered into a letter agreement with Mr. Holmes, which provides him with an annual retainer of $320,000 payable 50% in cash and 50% in our equity as described above, $18,750 per year for his costs incurred in connection with retaining an administrative assistant, $12,500 per year for the cost of his office space, 50% of the cost of the lease associated with his vehicle through the earlier of the conclusion of the lease term and the conclusion of his service on the Board, and reimbursement for 50% of the cost of his annual health and wellness physical.

2020 Director Compensation Table

The following table describes compensation we paid our non-management Directors for 2020.

Name	Fees Paid in Cash ($)		Stock Awards ($)	All Other Compensation ($)(a)		Total ($)(a)

Myra J. Biblowit	86,667(b	)	230,000(c)	43,488(d	)	360,155

James E. Buckman	110,000(b	)	265,000(c)	1,170(d	)	376,170

Bruce B. Churchill	90,000(b	)	235,000(c)	81,500(d	)	406,500

Mukul V. Deoras	84,167(b	)	226,250(c)	6,500(d	)	316,917

Stephen P. Holmes	113,333(b	)	270,000(c)	47,320(d	)	430,653

Ronald L. Nelson	84,167(b	)	226,250(c)	6,500(d	)	316,917

Pauline D.E. Richards	90,833(b	)	236,250(c)	39,081(d	)	366,164

(a)
SEC rules require the reporting of charitable matching contributions as compensation to Directors. The below supplemental table is provided to show "All Other Compensation" and "Total" Director compensation excluding charitable matching contributions and donations, which are paid directly to the charitable organization as part of our non-employee Director charitable match program.

  2020 Director Compensation Excluding Charitable Contributions:

Name	Fees Paid in Cash ($)	Stock Awards ($)	All Other Compensation, Excluding Charitable Donations(i) ($)	Total, Excluding Charitable Donations(i) ($)

Ms. Biblowit	86,667	230,000	6,500	323,167

Mr. Buckman	110,000	265,000	1,170	376,170

Mr. Churchill	90,000	235,000	6,500	331,500

Mr. Deoras	84,167	226,250	6,500	316,917

Mr. Holmes	113,333	270,000	47,320	430,653

Mr. Nelson	84,167	226,250	6,500	316,917

Ms. Richards	90,833	236,250	7,581	334,664

(i)
Excludes charitable matching donations which are paid by the Company directly to the selected 501(c)(3) organization under our three-for-one Company match program for our non-employee Directors.
(b)
Reflects the cash-based fees paid in 2020. Payment of Director's cash-based fees was suspended effective March 25, 2020 and reinstated effective August 3, 2020.

(c)
Represents the aggregate grant date fair value of stock awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. Each non-management Director was granted a time-vesting RSU award with a grant date fair value of $100,000 on February 25, 2020 which vests ratably over four years. The remaining amount in each row represents the aggregate grant date fair value of retainer fees paid on a quarterly basis in the form of common stock and/or DSUs.

Total shares of our common stock issuable for unvested Wyndham Hotels RSUs at December 31, 2020 were as follows: Ms. Biblowit, 4,523; Mr. Buckman, 4,523; Mr. Churchill, 4,523; Mr. Deoras, 4,523; Mr. Holmes, 4,523; Mr. Nelson, 1,872; and Ms. Richards, 4,523. Total shares of our common stock issuable for Wyndham Hotels DSUs at December 31, 2020 were as follows: Ms. Biblowit, 73,736; Mr. Buckman, 68,110; Mr. Churchill, 8,540; Mr. Deoras, 5,609; Mr. Holmes, 3,680; Mr. Nelson, 2,733; and Ms. Richards, 48,634. Mr. Holmes also held 160,028 stock-settled stock appreciation rights ("SSARs") at December 31, 2020.

(d)
The amounts reported in the All Other Compensation column of the 2020 Director Compensation table include the following: The value of Wyndham Rewards Points granted to each Director was as follows: Ms. Biblowit, $6,500; Mr. Buckman, $1,170; Mr. Churchill, $6,500; Mr. Deoras, $6,500; Mr. Holmes, $6,500; Mr. Nelson, $6,500; and Ms. Richards, $2,953. The value of charitable matching contributions made by Wyndham Hotels were as follows: Ms. Biblowit, $36,988; Mr. Churchill, $75,000; and Ms. Richards, $31,500. For Ms. Richards, this amount also includes $4,628 in life insurance premiums paid by us under a legacy Wyndham Worldwide program.

For Mr. Holmes, the amount reported in the All Other Compensation column of the 2020 Director Compensation table also includes $31,250 reflecting reimbursement for his office space and administrative support and $9,570 for his vehicle lease under the terms of his letter agreement. In addition, on limited occasions, Directors' spouses may accompany Directors on the Company-chartered aircraft when traveling for business purposes, for which there is generally no incremental cost to the Company.

In accordance with SEC rules, the value of dividends paid to our Directors on vesting of RSUs and DSUs credited as dividend equivalents with respect to outstanding DSUs is not reported above because dividends were factored into the grant date fair value of these awards.

Non-Management Director Stock Ownership Guidelines

The Corporate Governance Guidelines require each non-management Director to comply with Wyndham Hotels' Non-Management Director Stock Ownership Guidelines. These guidelines require each non-management Director to beneficially own an amount of our stock equal to the greater of a multiple of at least five times the cash portion of the annual retainer or two and one-half times the total retainer value without regard to Board committee fees. Directors have a period of five years after joining the Board to achieve compliance with this ownership requirement. DSUs and RSUs credited to a Director count towards satisfaction of the guidelines. As of December 31, 2020, all of our non-management Directors were in compliance with the stock ownership guidelines.

Ownership of Company Stock

The following table describes the beneficial ownership of our common stock for the following persons as of December 31, 2020: each executive officer named in the Summary Compensation Table below, each Director, each person who to our knowledge beneficially owns in excess of 5% of our common stock and all of our Directors and executive officers as a group. The percentage values for each Director and executive officer are based on 93,169,085 shares of our common stock outstanding as of December 31, 2020. The principal address for each Director and executive officer of Wyndham Hotels is 22 Sylvan Way, Parsippany, New Jersey 07054.

Name	Number of Shares		% of Class
Capital Research Global Investors	11,023,302	(a)	11.83%
The Vanguard Group	8,170,933	(b)	8.77%
BlackRock, Inc.	8,104,430	(c)	8.70%
Boston Partners	4,734,766	(d)	5.08%
Michele Allen	32,592	(e)(f)	*
Geoffrey A. Ballotti	500,642	(e)(f)	*
Tom H. Barber	29,890	(f)	*
Myra J. Biblowit	82,605	(e)(g)	*
James E. Buckman	76,053	(e)(g)	*
Paul F. Cash	46,219	(e)(f)	*
Lisa Checchio	27,612	(e)(f)	*
Bruce B. Churchill	9,485	(e)(g)	*
Mukul V. Deoras	9,124	(e)(g)	*
Mary R. Falvey	149,368	(e)(f)	*
Stephen P. Holmes	758,373	(e)(g)(h)	*
Robert D. Loewen	62,537	(f)	*
Ronald L. Nelson	34,141	(e)(g)	*
Pauline D.E. Richards	58,237	(e)(g)	*
All Directors and executive officers as a group (17 persons)	1,937,388	(i)	2.06%

*
Amount represents less than 1% of outstanding common stock.

(a)
We have been informed by a Schedule 13G/A filed with the SEC on February 16, 2021 by Capital Research Global Investors that Capital Research Global Investors beneficially owns, as of December 31, 2020, 11,023,302 shares of our common stock with sole voting power over 11,023,302 shares, shared voting power over no shares, sole dispositive power over 11,023,302 shares and shared dispositive power over no shares. The principal business address for Capital Research Global Investors is 333 South Hope Street, 55th Floor, Los Angeles, California 90071.

(b)
We have been informed by a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group that The Vanguard Group beneficially owns, as of December 31, 2020, 8,170,933 shares of our common stock with sole voting power over no shares, shared voting power over 61,215 shares, sole dispositive power over 8,038,404 shares and shared dispositive power over 132,529 shares. The principal business address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(c)
We have been informed by a Schedule 13G/A filed with the SEC on February 1, 2021 by BlackRock, Inc. and affiliates named in such report that BlackRock, Inc. beneficially owns, as of December 31, 2020, 8,104,430 shares of our common stock with sole voting power over 7,657,303 shares, shared voting power over no shares, sole dispositive power over 8,104,430 shares and shared dispositive power over no shares. The principal business address for BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(d)
We have been informed by a Schedule 13G filed with the SEC on February 11, 2021 by Boston Partners that Boston Partners beneficially owns, as of December 31, 2020, 4,734,766 shares of our common stock with sole voting power over 4,109,726 shares, shared voting power over 7,485 shares, sole dispositive power over 4,734,766 shares and shared dispositive power over no shares. The principal business address for Boston Partners is One Beacon Street, 30th Floor, Boston, Massachusetts 02108.

(e)
Includes shares of our common stock issuable upon vesting of time-vesting RSUs within 60 days of December 31, 2020 as follows: Ms. Allen, 7,143; Mr. Ballotti, 20,068; Ms. Biblowit, 945; Mr. Buckman, 945; Mr. Cash, 7,965; Ms. Checchio, 6,193; Mr. Churchill, 945; Mr. Deoras, 945; Ms. Falvey, 10,629; Mr. Holmes, 945; Mr. Nelson, 468; and Ms. Richards, 945.

Excludes shares of our common stock issuable upon vesting of time-vesting RSUs after 60 days from December 31, 2020 as follows: Ms. Allen, 22,609; Mr. Ballotti, 71,028; Ms. Biblowit, 3,578; Mr. Buckman, 3,578; Mr. Cash, 26,425; Ms. Checchio, 18,339; Mr. Churchill, 3,578; Mr. Deoras, 3,578; Ms. Falvey, 38,743; Mr. Holmes, 3,578; Mr. Nelson, 1,404; and Ms. Richards, 3,578.

(f)
Includes shares of our common stock underlying stock options which are currently exercisable or will become exercisable within 60 days of December 31, 2020 as follows: Ms. Allen, 22,518; Mr. Ballotti, 267,740; Mr. Barber, 29,890; Mr. Cash, 31,709; Ms. Checchio, 16,237; Ms. Falvey, 50,169; and Mr. Loewen, 60,834.

Excludes shares of our common stock underlying stock options which are not currently exercisable and will not become exercisable within 60 days of December 31, 2020 as follows: Ms. Allen, 44,349; Mr. Ballotti, 398,706; Mr. Barber, 0; Mr. Cash, 49,901; Ms. Checchio, 30,791; Ms. Falvey, 71,998; and Mr. Loewen, 0.

(g)
Includes shares of our common stock issuable for DSUs: Ms. Biblowit, 73,736; Mr. Buckman, 68,110; Mr. Churchill, 8,540; Mr. Deoras, 5,609; Mr. Holmes, 3,680; Mr. Nelson, 2,733; and Ms. Richards, 48,634.

(h)
Includes 160,028 shares of our common stock which Mr. Holmes has the right to acquire through the exercise of SSARs within 60 days of December 31, 2020.

(i)
Includes or excludes, as the case may be, shares of common stock as indicated in the preceding footnotes. In addition, with respect to our other executive officers who are not named executive officers, this amount includes 13,253 shares and 44,256 shares of our common stock issuable with respect to unvested RSUs scheduled to vest within 60 days of December 31, 2020 and stock options that are currently exercisable or will become exercisable within 60 days of December 31, 2020, respectively. This amount excludes 55,466 shares and 79,185 shares of our common stock issuable with respect to unvested RSUs and unvested stock options, respectively, after 60 days from December 31, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Based on the information available to us during 2020, we believe that all applicable Section 16(a) filing requirements were met on a timely basis.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

At the date of this proxy statement, the Board consists of eight members, six of whom are independent Directors under applicable listing standards and our corporate governance documents.

At this year's meeting, all eight of our Directors are to be elected for terms expiring at the 2022 annual meeting, with each Director to serve until such Director's successor is elected and qualified or until such Director's earlier resignation, retirement, disqualification death or removal.

On the recommendation of the Corporate Governance Committee, the Board has nominated Stephen P. Holmes, Geoffrey A. Ballotti, Myra J. Biblowit, James E. Buckman, Bruce B. Churchill, Mukul V. Deoras, Ronald L. Nelson and Pauline D.E. Richards for election, each of whom is presently a Director, to serve until the 2022 annual meeting. The eight nominees are listed below with brief biographies.

We do not know of any reason why any nominee would be unable to serve as a Director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate.

Majority Voting Standard in Uncontested Director Elections

Under our By-Laws, Directors are elected by a majority of the votes cast at the annual meeting, meaning that, for a Director to be elected, the number of shares voted "for" the Director must exceed the number of shares withheld from such Director's election. In the event that the number of candidates nominated for election as Directors exceeds the number of directors to be elected, a plurality of the votes cast will instead be the vote standard for that election.

If a Director is not elected under this majority vote standard, he or she is required to promptly offer to resign from the Board. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the withheld votes. In making this recommendation, the Corporate Governance Committee will consider all factors deemed relevant by its members.

The Board will act on the Corporate Governance Committee's recommendation no later than 120 days following the certification of the stockholder vote. In considering the Corporate Governance Committee's recommendation, the Board will review the factors considered by the Corporate Governance Committee and such additional information and factors the Board believes to be relevant. The Board will promptly publicly disclose its decision in a periodic or current report filed with the SEC. Any Director who offers his or her resignation under this process will not participate in the Corporate Governance Committee recommendation or Board decision regarding whether or not to accept the resignation. However, such Director shall remain active and engaged in all other Board and committee activities, deliberations and decisions during this Corporate Governance Committee and Board process.

Nominees for Election to the Board

Stephen P. Holmes, 64, has served as Non-Executive Chairman of our Board since June 2018. From August 2006 to May 2018, Mr. Holmes served as Wyndham Worldwide's Chairman of the Board and Chief Executive Officer. From December 1997 to July 2006, Mr. Holmes served as Vice Chairman and director of Cendant Corporation and Chairman and Chief Executive Officer of Cendant's Travel Content Division. Mr. Holmes served as Vice Chairman of HFS Incorporated from September 1996 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, Treasurer and Chief Financial Officer of HFS from July 1990 to September 1996. Since May 2018, Mr. Holmes has served as Non-Executive Chairman of the Board of Travel + Leisure (previously known as Wyndham Destinations, Inc. and, prior thereto, Wyndham Worldwide).

Mr. Holmes was selected to serve on our Board because of his extensive public company experience, his exceptional leadership skills and his knowledge of our business and industry.

Geoffrey A. Ballotti, 59, has served as a Director and as our President and Chief Executive Officer since June 2018. From March 2014 to May 2018, Mr. Ballotti served as President and Chief Executive Officer of Wyndham Hotel Group. From March 2008 to March 2014, Mr. Ballotti served as Chief Executive Officer of Wyndham Destination Network. From October 2003 to March 2008, Mr. Ballotti was President of the North America Division of Starwood Hotels and Resorts Worldwide. From 1989 to 2003, Mr. Ballotti held leadership positions of increasing responsibility at Starwood Hotels and Resorts Worldwide including President of Starwood North America, Executive Vice President, Operations, Senior Vice President, Southern Europe and Managing Director, Ciga Spa, Italy. Prior to joining Starwood Hotels and Resorts Worldwide, Mr. Ballotti was a Banking Officer in the Commercial Real Estate Group at the Bank of New England.

Mr. Ballotti was selected to serve on our Board because of his exceptional and visionary leadership abilities and extensive knowledge of the hotel industry and our business.

Myra J. Biblowit, 72, has served as a Director since June 2018. Since April 2001, Ms. Biblowit has served as President of The Breast Cancer Research Foundation. From July 1997 to March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President and Executive Director of the Capital Campaign for the American Museum of Natural History. Ms. Biblowit served as a director of Cendant Corporation from April 2000 to August 2006 and Wyndham Worldwide from August 2006 to May 2018.

Ms. Biblowit's exceptional leadership experience with iconic research, educational and cultural institutions provides a unique perspective to the Board. As President of The Breast Cancer Research Foundation, a leading funder of research around the world, Ms. Biblowit brings to the Board a global perspective, marketing skills and a commitment to supporting our communities that add significant value to the Board's contribution to our success. Ms. Biblowit was selected to serve on our Board because of her specific experience, qualifications, attributes and skills described above.

James E. Buckman, 76, has served as a Director since May 2018 and our Lead Director since August 2019. Mr. Buckman has also served as a director of Travel + Leisure (previously known as Wyndham Destinations, Inc. and, prior thereto, Wyndham Worldwide) since July 2006 and its lead director since March 2010. From May 2007 to January 2012, Mr. Buckman served as Vice Chairman of York Capital Management, a hedge fund management company. From May 2010 to January 2012, Mr. Buckman also served as General Counsel of York Capital Management and from January 2007 to May 2007 he served as a Senior Consultant to York Capital Management. Mr. Buckman was General Counsel and a director of Cendant Corporation from December 1997 to August 2006, a Vice Chairman of Cendant from November 1998 to August 2006 and a Senior Executive Vice President of Cendant from December 1997 to November 1998. Mr. Buckman was Senior Executive Vice President, General Counsel and Assistant Secretary of HFS Incorporated from May 1997 to December 1997, a director of HFS from June 1994 to December 1997 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997.

Mr. Buckman brings to the Board exceptional leadership, experience and perspective. His service as lead director of Travel + Leisure affords Mr. Buckman extensive experience with Wyndham Hotels' business and operations, and his experience as an executive and general counsel of leading businesses adds valuable executive and legal experience to the Board. Mr. Buckman was selected to serve on our Board because of the specific experience, qualifications, attributes and skills described above.

Bruce B. Churchill, 63, has served as a Director since June 2018. From August 2014 to April 2017, Mr. Churchill served on the board of directors of Computer Sciences Corporation (now DXC Technology Company). From January 2004 to August 2015, Mr. Churchill served as President of DIRECTV Latin America and from January 2004 to March 2005, Mr. Churchill served as Chief Financial Officer of DIRECTV. From January 1996 to July 2003, Mr. Churchill served as President and Chief Operating Officer for STAR TV. Prior to joining STAR TV, Mr. Churchill served in senior positions for Fox Television and Paramount Pictures.

Mr. Churchill brings to the Board exceptional and extensive experience in domestic and international management, operations, finance, accounting and oversight of leading media and technology-driven corporations that provides valuable insight to the Board and aligns closely with our focus as an organization. Having served as a director and senior executive for other public companies, Mr. Churchill offers valuable perspectives on board operations as well. Mr. Churchill was selected to serve on our Board because of his specific experience, qualifications, attributes and skills described above.

Mukul V. Deoras, 57, has served as a Director since June 2018. Since September 2018, Mr. Deoras has served as President, Asia Pacific Division of Colgate-Palmolive Company and as Chairman of Colgate-Palmolive (India) Ltd. From August 2015 to September 2018, Mr. Deoras served as Chief Marketing Officer of Colgate-Palmolive Company. From February 2012 to July 2015, Mr. Deoras served as President, Asia Division of Colgate-Palmolive. From January 2010 to January 2012, Mr. Deoras served as Managing Director for Colgate-Palmolive (India) Ltd. From September 2004 to January 2010, Mr. Deoras served in positions of increasing responsibility in marketing and sales for Colgate-Palmolive. Prior to joining Colgate-Palmolive, Mr. Deoras held positions of increasing responsibility in marketing and sales at Hindustan Unilever Limited.

Mr. Deoras' exceptional career provides the Board with valuable experience and knowledge in domestic and international strategy, marketing and sales operations that are an integral part of our organizational focus. His wealth of experience in marketing and sales execution across multiple geographic regions provides insight into areas that are critical to our growth and success. Mr. Deoras was selected to serve on our Board because of his specific experience, qualifications, attributes and skills described above.

Ronald L. Nelson, 68, has served as a Director since August 2019. Since July 2008, he has also served as a director of Hanesbrands, Inc. and held the roles of Lead Director since January 2015 and Non-Executive Chairman since April 2019. Mr. Nelson has also served as a director of ViacomCBS Inc. since December 2019. He previously served as a director of Viacom, Inc. from August 2016 to December 2019. Previously, Mr. Nelson served as Executive Chairman of the Board of Avis Budget Group from December 2015 to May 2018 and as its Chairman and Chief Executive Officer from August 2006 to December 2015. He also served as Avis' Chief Operating Officer from June 2010 to October 2015. From April 2003 to August 2006, Mr. Nelson served as Chief Financial Officer and President of Cendant Corporation and served as a member of its board during that same period. From November 1994 to March 2003, Mr. Nelson served as Co-Chief Operating Officer of DreamWorks SKG. Prior to that, he was Executive Vice President, Chief Financial Officer at Paramount Communications, Inc. from November 1987 to March 1994 and served as a director from June 1991 to March 1994. He also previously served as a director of Convergys Corporation from August 2008 to October 2016, serving in the role of Lead Director from April 2013 to October 2016.

Mr. Nelson brings to the Board exceptional and extensive senior leadership experience in management, finance and oversight of leading public companies that contributes significant value and insight to the Board. Having served as a director for other public companies, Mr. Nelson provides valuable experience with board operations and practices as well. Mr. Nelson was selected to serve on our Board because of his specific experience, qualifications, attributes and skills described above.

Pauline D.E. Richards, 72, has served as a Director since June 2018. From July 2008 to December 2019, Ms. Richards served as Chief Operating Officer of Trebuchet Group Holdings Limited (formerly Armour Group Holdings Limited), an investment management company. From November 2003 to July 2008, Ms. Richards served as Director of Development at the Saltus Grammar School, the largest private school in Bermuda. From January 2001 to March 2003, Ms. Richards served as Chief Financial Officer of Lombard Odier Darier Hentsch (Bermuda) Limited in Bermuda, a trust company business. From January 1999 to December 2000, she was Treasurer of Gulfstream Financial Limited, a stock brokerage company. From January 1999 to June 1999, Ms. Richards served as a consultant to Aon Group of Companies, Bermuda, an insurance brokerage company, after serving in senior positions from 1988 through 1998 including Controller, Senior Vice President and Group Financial Controller and Chief Financial Officer. Ms. Richards has served as a director of Apollo Global Management, LLC since March 2011 and Hamilton Insurance Group, Ltd. since December 2013. Ms. Richards served as a director of Wyndham Worldwide from August 2006 to May 2018 and Cendant Corporation from March 2003 to August 2006.

Ms. Richards' extensive financial background and exceptional leadership experience provide the Board with financial accounting and management expertise and perspectives. Her service as a Cendant director and as a director and member of the audit committee of Wyndham Worldwide Corporation brings to the Board valuable experience on financial reporting matters that are critical to the Board's oversight role. Ms. Richards' service as a chief financial officer and treasurer of leading finance companies allows her to offer important insights into the role of finance in our business and strategy. As a director for other public companies, Ms. Richards offers valuable perspectives on board operations as well. Ms. Richards was selected to serve on our Board because of her specific experience, qualifications, attributes and skills described above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Our Compensation Discussion and Analysis provides an overview of our compensation strategy and program, the processes and procedures of our Compensation Committee of the Board (the "Committee") and the Committee's considerations and decisions made under those programs for our named executive officers for 2020.

Our Named Executive Officers.    Our named executive officers for 2020 are:

•
Geoffrey A. Ballotti, President and Chief Executive Officer

•
Michele Allen, Chief Financial Officer

•
Paul F. Cash, General Counsel, Chief Compliance Officer and Corporate Secretary

•
Lisa Borromeo Checchio, Chief Marketing Officer

•
Mary R. Falvey, former Chief Administrative Officer

•
Tom H. Barber, former Global Chief Development Officer

•
Robert D. Loewen, former Chief Operating Officer

In connection with our COVID-19 cost mitigation plan, we restructured our operations, which resulted in the departure of three named executive officers described below under "Executive Compensation — Agreements with Named Executive Officers."

Impact of COVID-19.    In 2020, we, along with our peers and other businesses worldwide, were significantly impacted by the unprecedented circumstances created by the COVID-19 pandemic. During this extraordinary time, our priority remained the health and safety of our team members, owners and guests, while we also recognized the necessity of taking steps to mitigate the impact of the pandemic on our business:

•
We rapidly and successfully transferred our corporate team members to a remote working environment.

•
To mitigate the impact on our revenues, we took immediate steps to reduce cash outflows, including workforce reductions and furloughs for team members, substantially reducing all non-essential spending and dividend payments and suspending share repurchase activity.

•
With the approval of our Board and CEO, we suspended our CEO's salary and our Board's cash-based compensation for part of 2020.

•
In March 2020, we drew down the full availability of our revolving credit facility and, in August 2020, we issued $500 million aggregate principal amount of 4.375% senior notes due 2028 and used those proceeds to partially repay these revolver borrowings.

•
We reduced our quarterly dividend payout by 75% from $0.32 per share to $0.08 per share for the second, third and fourth quarters of 2020, and we suspended all share repurchase activity as of March 17, 2020.

•
For our franchisees, we took important proactive steps to help them preserve cash by waiving or suspending certain fees due and deferring payment of all receivables due in March, April and May. We also extended additional payment relief beyond June to franchisees in need.

•
We proactively removed approximately 21,400 rooms from our system primarily relating to master franchise agreements and an unprofitable hotel management guarantee agreement to better position us for long-term success.

•
Early in the pandemic we also launched the "Wyndham's Everyday Heroes" initiative, honoring essential front-line workers like truck drivers, warehouse workers, grocery associates and healthcare workers, with complimentary upgraded gold status through our Wyndham Rewards program, while at the same time reinforcing for all guests our flexible booking policies, loyalty member incentives, and loyalty partnership benefits to drive direct bookings.

•
We rolled out new brand standards requiring use of EPA-approved, hospital grade cleaning and disinfecting supplies and began drop shipping face masks and alcohol-based hand sanitizer and disinfectant wipes to our franchisees, providing guests with visible reassurance of our safe and clean environment at a time when health and social distancing is their number one priority.

2020 Financial and Operational Performance.    Our 2020 performance in the face of COVID-19 was driven by the drive-to nature of our hotel portfolio of brands, the demand of our everyday business travelers, and our ability to manage costs.

With 70% of our bookings derived from leisure travelers and the remaining 30% from the everyday business traveler, we are not dependent on corporate travel or large convention-based travel, and with 96% of our business originating domestically, we are well insulated from international air travel degradation. With approximately 87% of our U.S. hotels located in suburban, interstate or small metro markets, and a strong consumer preference for "drive-to" destinations, we were attractively positioned to outperform the industry during 2020 and remain well-positioned as travel restrictions begin to lift and the economy recovers. We are the leader in the select-service space, with 99% of our portfolio being select-service. Compared to full-service hotels, select service hotels require less workforce labor, carry lower operating costs, and generally have lower debt service costs due to the lower overall construction costs. Therefore, select service hotels can break-even at lower levels of occupancy and were predominately able to remain open throughout 2020 during the COVID-19 pandemic.

Because we are a lodging leader for the everyday business traveler, we are not dependent on international or large convention-based corporate travel, with approximately 87% of our U.S. hotel locations in suburban, interstate or small metro markets. Most of our hotels are in the select service space, which requires less workforce labor and which are more likely to fare better in turbulent times than high end hotels, with nearly all of our hotels able to remain open throughout this crisis even during the softest days of late March and early April 2020, shifting our messaging in the crisis to highlight our cleanliness and safety protocols.

Against this backdrop, our management team led by our named executive officers produced the following financial and operational results during 2020:

•
Diluted loss per share was $1.42, and adjusted diluted earnings per share was $1.03.

•
Net loss was $132 million for 2020 and adjusted net income was $96 million.

•
Adjusted EBITDA was $327 million.

•
We generated $67 million of net cash provided by operating activities.

•
Global RevPAR declined 40% year-over-year.

•
System-wide rooms declined 4% year-over-year, or 1% excluding strategic terminations.

•
In May 2020, we assembled a comprehensive cost containment plan identifying $255 million of targeted saving opportunities and immediately began executing on this plan to deliver those savings. The entire $255 million target was achieved.

•
In August 2020, we took advantage of attractive credit markets by raising $500 million in cash from the issuance of eight-year bonds at 4.375%, 100 basis points lower than our inaugural bonds issued in 2018, which was used to repay a portion of our outstanding revolver borrowings.

•
In November 2020, we repaid the remaining portion of our outstanding revolver borrowings.

•
As of December 31, 2020, we had approximately $1.2 billion of liquidity (cash and additional borrowing capacity through our revolving credit facility).

•
We made the following significant investments in our business to position us for growth as we emerge from the pandemic:

  •
  We revamped our mobile app — streamlining booking capability and becoming the first major hotel company to launch mobile check-in/check-out at scale across the economy and midscale segments.

  •
  We created a new customer data platform to better understand guests' preferences, which information we can leverage to offer a more personalized travel experience and build brand loyalty.

  •
  We launched a suite of tools under Wyndham Business, including Wyndham Direct, which allows group and meeting planners and travel advisors to more easily do business with us.

We believe our performance under the unprecedented conditions created by COVID-19 and the sequential improvement in certain financial and operational results since March 2020 demonstrate the tireless efforts, commitment and resiliency of our senior management and team members worldwide.

We also returned capital to our stockholders:

•
In the first quarter of 2020, we paid a quarterly cash dividend of $0.32 per share.

  •
  Due to the impact on the global economy and travel demand resulting from COVID-19, the Board approved a reduction in the quarterly cash dividend to $0.08 per share beginning with the second quarter payment, which also remained in effect for the dividends paid in the third and fourth quarters.

  •
  Total dividends paid by the Company in 2020 were $53 million.

•
In February 2021, our Board approved an increase in the quarterly cash dividend policy to $0.16 per share.

•
In the first quarter of 2020, we repurchased approximately 878,000 shares of our common stock for $45 million at an average price of $51.57 per share under our share repurchase program.

  •
  In April 2020, the Company's credit agreement was amended to, among other things, suspend the quarterly testing of the leverage-based financial covenant until April 1, 2021

      (the "Credit Agreement Amendment"). In return for this amendment, the Company agreed to restrict share repurchases among other modifications.

Other key business highlights include:

•
During these tumultuous times, we have continued to innovate with an eye towards the future. In the second half of 2020, we deployed three state-of-the-art initiatives aimed at increasing bookings at Wyndham branded hotels to help increase overall franchisee profitability.

  •
  First, we launched a mobile app providing a first-class user experience. Booking a room is now easier and faster than ever with Lightning Book's three-tap booking process, providing both our leisure and everyday business travelers the opportunity to book on the go. Touch and face ID remove the friction of authentication and account management, while in-state features anticipate where guests are in the travel journey and allow for remote check-in and check-out directly from the app.

  •
  Second, to support our everyday business traveler, we launched a powerful business-to-business solution called Wyndham Direct. Business travelers can now simply book on any direct channel, including our new mobile app, using a Wyndham Direct ID number with all guestroom and incidental charges now processed through this new platform, with one monthly bill and without the need for company credit cards. We have also automated the tracking and payment for these business customers and in doing so, we are saving them and our franchisees time and money.

  •
  Third, as part of our broader digital investment strategy, we launched a best-in-class customer data platform to better enable our teams to compile, to visualize and to analyze data from multiple sources and deliver increasingly sophisticated and actionable guest insights. We can now better understand guest behaviors and preferences and leverage that knowledge to keep them loyal to our brands, with the goal of increasing direct bookings and lowering overall customer acquisition costs for our franchisees to help increase their profitability.

•
In 2020, we continued to grow our award-winning Wyndham Rewards loyalty program.

  •
  Wyndham Rewards membership increased 6% with approximately 5 million new members in 2020 for a total of 86 million enrolled members at year-end.

  •
  Wyndham Rewards has been recognized as one of the simplest, most rewarding loyalty programs in the hotel industry. It has won more than 100 awards in the past five years, including "Best Hotel Loyalty Program" from US News & World Report, "10 Best Readers' Choice Awards", "Most Rewarding Hotel Loyalty Program" from IdeaWorks and in December 2019 was ranked #1 on WalletHub's list of "Best Hotel Rewards Programs" for the fifth consecutive year.

  •
  In 2020, our Wyndham Rewards program was named by readers of USA Today for the third consecutive year as the best hotel loyalty program in the industry, and our Wyndham Rewards co-branded credit card was named by readers of USA Today for the second consecutive year as the best travel and hotel card in the industry.

  •
  We announced an updated credit card suite of new products in 2020, including the Wyndham Rewards business card, the first Wyndham credit card built for the small business owner staying at Wyndham properties, who is spending heavily on marketing, advertising and utility expenses for which they can now earn 5 points per dollar spent. This card also provides an industry leading 8 points per dollar spent on gas purchases. The newly launched Wyndham Rewards Earner Business Card was recognized by Forbes Advisor on two separate lists — Best Business Credit Cards for Travel and Best Business Credit Cards — both of which declare the card "Best for Road Warriors." Meanwhile, the newly refreshed no-fee Wyndham Rewards Earner Card was named "Best for Road Trips" on the list of Best Hotel Rewards Credit Cards.

We Improved our Corporate Governance in 2020.    In 2020, we took proactive steps to align our corporate governance with best practice. In February 2020, our Board adopted, subject to stockholder approval, amendments to our Certificate of Incorporation and By-Laws to eliminate the provisions in these documents requiring an 80% supermajority vote to amend certain provisions of the Certificate of Incorporation and By-Laws and to remove Directors from our Board. In doing so, our Board recognized that the elimination of these supermajority voting requirements would provide our stockholders with greater ability to participate in the corporate governance of our Company and would align our governance structure with best practices. In May 2020, our stockholders voted to approve these amendments eliminating all supermajority voting requirements from our Certificate of Incorporation and By-Laws.

Our corporate governance structure also incorporates other elements that align with stockholder interests:

•
Commencing at the 2021 annual meeting, all of our Directors will now stand for election to the Board on an annual basis.

•
All of our Directors, other than our Chairman and our CEO, are independent Directors.

•
We maintain a majority voting standard for uncontested Director elections in our By-Laws.

Our Executive Compensation Program Aligns with Stockholder Interests.    We engage in the following practices to align our executive compensation program and governance with stockholder interests.

•
Our annual incentive compensation program requires achievement of rigorous, profitability-based performance metrics, based on adjusted EBITDA, to incentivize high performance and achievement of annual financial goals and thus enhance value for our stockholders in the near term. Commencing in 2019, we also incorporated a strategic objective based on global net room growth, providing a specific incentive for our executives to achieve a core strategic goal that drives earnings.

  •
  As discussed below, in June 2020, our annual incentive program was modified in light of the challenging conditions created by COVID-19, with our financial and strategic metrics replaced with a liquidity metric which was a more meaningful measure of our performance given the unprecedented circumstances, measured over a performance period of July 1, 2020 through December 31, 2020. The target payout was reduced from 100% to 50%, and the maximum payout was reduced from 150% to 75%, of each participant's target award opportunity.

•
Equity awards granted to our named executive officers, which constitute a majority of our executives' target annual total compensation and vest over multi-year periods, align the interests of our executives and stockholders.

•
We grant our named executive officers RSUs subject to multi-year vesting to retain our executives, align the interests of our stockholders and executives and incentivize our executives to achieve longer-term stock price appreciation.

•
We grant our named executive officers stock options subject to multi-year vesting to retain our executives and incentivize our executives to achieve strong financial performance and drive stock price appreciation for stockholders.

•
We grant our named executive officers performance-based RSUs, the vesting of which is contingent upon achievement of premium performance goals based on an adjusted per-share earnings measure over a cumulative three-year period, designed to incentivize intermediate-term high performance and value growth for our stockholders.

•
Our CEO receives no tax gross-ups for perquisites.

•
We have policies prohibiting our Directors and named executive officers from engaging in any hedging transactions in our equity securities and from pledging, or using as collateral, our securities to secure personal loans or other obligations, including holding shares in margin accounts.

•
Our named executive officers do not have the right to receive cash severance solely upon the occurrence of a change-in-control.

•
None of our named executive officers are entitled to any tax gross-up in connection with severance payments upon termination of employment.

We are committed to our social, ethical and environmental responsibilities.    Consistent with our core values of acting with integrity, accountability, inclusiveness, caring and fun, we are committed to being a highly ethical, diverse, admired and environmentally conscious company.

•
We are committed to acting with integrity in making hotel travel possible for all.

•
We are committed to diversity, equity and inclusion.

  •
  Our Board is diverse. Assuming the election of our Director nominees at this Annual Meeting, female directors represent 25% of our Board in addition to Black and Asian representation on our Board.

  •
  We actively create a culture of inclusion for our team members, partners, and guests, and we have been widely recognized as a leader in diversity. Our diversity, equity and inclusion associate business groups are sponsored by members of our executive leadership team. We were named a best place to work for LGBTQ Equality by earning a perfect score of 100, for three consecutive years, on the Human Rights Campaign's Corporate Equality Index — a national benchmarking survey on practices related to LGBTQ equality. We were also named a 2020 Noteworthy Company for Diversity by Diversity Inc.

  •
  Our CEO has also signed on to the CEO Action for Diversity & Inclusion™, the largest CEO-driven business commitment to advance diversity and inclusion in the workplace.

  •
  We were also named a 2020 Best for Vets Employer by Military Times and a 2021 Military Friendly Employer by VIQTORY. Our La Quinta brand was again named to "Best of the Best" lists by U.S. Veterans Magazine for top veteran-friendly companies and top supplier diversity programs.

  •
  We fostered Company-wide diversity through a focus on diverse recruiting, our affinity business groups, training and supporting diverse business partners, with focused efforts to use certified diverse suppliers.

•
We are committed to protecting human rights. We are dedicated to combatting human trafficking in our communities. We have partnered with Polaris, BEST and ECPAT-USA and provide training to all our team members in an effort to prevent and combat human trafficking. Further, we are committed to the 5-Star Promise for Employee Safety with the American Hotel & Lodging Association.

•
We foster environmental sustainability. We have a deep commitment to preserving our natural resources while developing innovative solutions to mitigate our impact on climate change through linen and towel reuse programs, energy efficient lighting, recycling and water conservation. The highest level of responsibility for the management of climate-related issues is held by the Corporate Governance Committee of our Board, which includes providing input into the strategy and direction of our sustainability, climate and energy programs as part of their oversight for our Social Responsibility program.

  •
  We launched a new green certification program in 2019 that is used to support our efforts to engage owners and operators to address energy and water conservation, waste diversion, operational efficiency as well as guest and team member education and engagement.

  •
  We have partnered with the United States Green Building Council to promote the building of environmentally responsible and high performing structures, and our corporate headquarters has been recognized as one of the highest performing green buildings in the country.

  •
  We actively support the UN Sustainable Development Goals framework, prioritizing action toward specific goals as part of our long-term for social responsibility roadmap.

  •
  We diligently review climate risks using Task Force on Climate-related Financial Disclosures to prepare annual CDP Climate Change disclosures.

•
We support our communities. We continue to promote a Company-wide culture of team member volunteerism and philanthropy.

  •
  Reflecting our culture of giving and service, we support various charitable programs, including youth and education, military, community and environmental programs. Our philanthropy captures the dedication of our team members, leaders and business partners who have pledged to make lasting, important contributions to the communities in which we operate.

  •
  Our Wyndham Rewards members have donated over 100 million points to charities since inception.

•
We care about our most valuable asset — our team members. We continue to focus on attracting, retaining and engaging our employees. We were named one of the Best Places to Work in New Jersey by New Jersey Business Magazine in 2020. We periodically conduct employee engagement surveys, with more than 80% of our team members completing the Gallup Employee Engagement survey in 2019. In 2020, we focused on the health and safety of our team members in the face of the unprecedented circumstances of the COVID-19 pandemic by:

  •
  Adding work from home flexibility for positions that can be done remotely

  •
  Increasing cleaning protocols with our Count on Us program

    •
    Providing regular communications regarding impacts of the COVID-19 pandemic including health and safety protocols and procedures

    •
    Implementing onsite screening protocols including temperature checks where applicable

    •
    Providing additional personal protective equipment and cleaning supplies as needed

    •
    Implementing protocols to address actual and suspected COVID-19 cases and potential exposure

    •
    Establishing new physical distancing procedures for team members who are onsite

    •
    Requiring masks to be worn by our team members and guests

•
Wellness — We are committed to offering programs that focus on nutrition, exercise, lifestyle management, physical and emotional wellness, financial health and the quality of the environment in which we work and live. We believe that health and wellness promotes both professional and personal productivity, achievement and fulfillment. To support all of our team members to lead healthier lifestyles while balancing family, work and other responsibilities, we offer several resources under our Be Well program, including free clinic services, an Onsite Fitness Facility, and a Wyndham Relief Fund to help employees who are facing financial hardship.

2020 Compensation Strategy

For 2020, we employed a compensation strategy designed to achieve the following objectives:

•
Attract and retain superior senior management talent.  We believe that attracting and retaining superior senior managers are integral to our ongoing success. Our named executive officers possess extensive experience in our industry and demonstrate the exceptional leadership skills and commitment to excellence that we believe are critical to our success. Accordingly, our compensation strategy was designed in part to promote a long-term commitment from our named executive officers.

•
Provide our executives with compensation that is consistent and competitive with compensation provided by comparable hospitality-focused companies consisting of base salary, cash-based annual incentive compensation and equity-based incentive compensation. We also provide our named executive officers with perquisites and health, welfare and retirement benefits which we believe are consistent with those provided by our peers and are market-competitive.

•
Support a high-performance environment by linking compensation with performance.  Our broad objectives are to increase our earnings, cash flow and stockholder value. Consistent with these goals, we believe a significant portion of our executive compensation should be contingent on actual results.

•
Support a long-term focus that aligns the interests of our executives and stockholders.  Equity incentive compensation is intended to align the interests of our named executive officers and stockholders as well as support our goal of retaining our key personnel.

Compensation Committee Matters

The Committee is responsible for providing oversight on executive compensation policies and programs consistent with corporate objectives and stockholder interests. The Committee operates under a written charter adopted by the Board. The Committee reviews the charter on an annual basis. The Committee's membership is determined by the Board, and each member is an independent Director. The Committee Chair reports at our Board meetings on Committee actions and recommendations.

Executive Compensation Consultant.    In October 2019, the Committee retained the Rewards Solutions practice at Aon plc ("Aon") to provide independent executive compensation consulting services for 2020. The amount paid to Aon was approximately $126,000 for its services during 2020. In this capacity, the Committee utilizes reports and analyses prepared by Aon.

Wyndham Hotels has engaged affiliates of Aon for insurance brokerage and actuarial services. In this capacity, management engaged Aon Risk Services, Inc., without Board involvement, to provide insurance brokerage and actuarial services to Wyndham Hotels during 2020. During 2020, Aon Risk Services, Inc. received approximately $817,000 for these services provided to Wyndham Hotels.

Aon has in place policies and procedures designed to prevent conflicts of interest and safeguard the independence of its executive compensation consulting advice. These policies and procedures include: a code of conduct, the terms of which deter behavior by the consultant that is contrary to the compensation consulting assignment and provides for protection of confidential information; a strict policy against investing in client organizations by executive compensation consultants assigned to the client; formal segregation of executive compensation services in a separate business unit with performance results of that unit measured based on the executive compensation services; management of multiservice client relationships by separate account executives; no incentives provided for cross-selling of services; and no more favorable terms offered to companies due to the retention of Aon Risk Services, Inc. for additional services. On an annual basis, the Committee reviews the independence of Aon in accordance with NYSE requirements and considered this relationship as part of its review. Based on its review, the Committee concluded that no conflict of interest was raised by the services provided by Aon Risk Services, Inc. and determined that the executive compensation advice received from Aon is objective and independent.

Management's Role.    Our management plays a significant role in our executive compensation process including developing the terms of our executive officers' employment agreements and employment letters, evaluating executive performance and recommending base salary merit increases, performance factors for annual incentive compensation and long-term incentive compensation for the named executive officers other than our CEO. Our CEO works with the Committee to establish the agenda for Committee meetings, and management prepares and distributes meeting information to Committee members. Our CEO also participates in Committee meetings at the Committee's request to provide background information regarding our strategic objectives, his evaluation of the performance of the senior executives and compensation recommendations for senior executives other than himself. Our CEO is not involved in setting his own compensation, which is the exclusive responsibility of the Committee.

While the Committee reviews management's recommendations, the Committee retains discretion over all elements and levels of the named executive officers' compensation. The Committee generally bases its decisions on a combination of management's recommendations with respect to executive compensation other than for our CEO and the external market data provided by our management and compensation consultant.

Committee Consideration of Say-on-Pay Vote.    We currently hold an advisory vote on the compensation of our named executive officers (a "Say-on-Pay Vote") on an annual basis in accordance with the preference expressed by our stockholders at the 2019 annual meeting regarding the frequency of our Say-on-Pay Vote.

At our 2020 annual meeting, over 97% of the shares voted on our Say-on-Pay Vote affirmatively voted in support of the compensation of our named executive officers as described in the 2020 proxy statement. The Committee reviewed the outcome of the 2020 advisory vote and believes that the level of support affirms our current executive compensation structure and program. In the future the Committee will continue to review our executive compensation program taking into consideration the outcome of our Say-on-Pay Votes, stockholder and proxy advisory service feedback and other relevant factors in making compensation decisions for our named executive officers.

Annual Evaluation and Compensation Risk Assessment.    An important aspect of the Committee's work relates to the annual determination of compensation for our named executive officers. The Committee meets each year to review the performance of the named executive officers and review, consider and approve any potential increases in base salaries, annual incentive compensation, grants of long-term incentive compensation and perquisites.

As part of its annual review, the Committee reviews the potential for any material risks arising from or relating to our compensation programs. Based on this review, the Committee believes that our compensation programs do not encourage excessive risk-taking by our executives or employees and are not reasonably likely to have a material adverse effect on Wyndham Hotels. In reaching its conclusion, the Committee considered the following aspects of our 2020 compensation program:

•
The Committee reviews and compares executive compensation against our peer group to confirm that compensation is within an acceptable range relative to the external market.

•
Our performance-based compensation is generally keyed to our earnings and operating performance, aligning interests of stockholders and management, and designed to improve our core operating results as opposed to using leverage or other high-risk strategies.

•
Our annual incentive compensation opportunities are capped at a specified maximum as a countermeasure to excessive risk-taking.

•
Our commission-based sales programs are monitored by management for compliance with law and internal policies.

Employment Agreements

We have employment agreements or employment letters with each of our named executive officers, the terms of which form the basis of our named executive officers' compensation elements and levels. The compensation elements provided under the agreements are reviewed periodically by management, our compensation consultant and the Committee against the peer group described below under Compensation Review and Benchmarking.

In 2020 and early 2021, the following actions were taken with respect to our named executive officers' employment and related agreements:

•
In March 2020, we entered into a separation and release agreement with Mr. Barber in connection with his cessation of service as our Global Chief Development Officer effective April 1, 2020.

•
In May 2020, we entered into a separation and release agreement with Mr. Loewen in connection with his cessation of service as our Chief Operating Officer effective June 1, 2020.

•
In January 2021, we entered into a separation and release agreement with Ms. Falvey in connection with her cessation of service as our Chief Administrative officer effective March 1, 2021.

•
In February 2021, we entered into an amendment and restatement of Mr. Ballotti's employment agreement which was set to expire in May 2021. Under the terms of the amended and restated agreement, Mr. Ballotti's term of employment was extended three years to May 2024 on substantially the same terms and conditions as his original employment agreement.

The terms of the employment agreements, employment letters and separation and release agreements with our named executive officers are described below under "Agreements with Named Executive Officers."

Compensation Review and Benchmarking

Management and the Committee believe that information regarding compensation practices at other companies is useful in evaluating the compensation of our named executive officers. Management and the Committee recognize that our compensation practices must be competitive in the market to attract and retain superior senior managers. In addition, this market information is a factor that management and the Committee consider in assessing the reasonableness of the compensation of our executives.

2020 Peer Review.    Following our first full year as a stand-alone public company, the Committee determined it was appropriate to review the peer group for possible changes. In August 2019, our compensation consultant reviewed our peer group, using the following primary criteria: revenue size and industry, companies with a hospitality focus in the hotel, gaming/casinos, restaurants and travel services industries, and companies with which Wyndham Hotels is likely to compete for talent and market share. As a result of this review, our compensation consultant recommended the following changes to the peer group for 2020:

•
Added Boyd Gaming Corp. and Penn National Gaming Inc., companies which operate in related industries to Wyndham Hotels, are named peers of some of our current peers and were each identified by ISS as a peer to Wyndham Hotels.

•
Removed Caesars Entertainment Corporation, which would become an outsized peer due to its then-pending merger with another hotel and casino entertainment company, as well as LaSalle Hotel Properties and Pinnacle Entertainment Inc., each of which were acquired.

In August 2019, our Committee approved these modifications to our peer group and the resulting peer group of companies listed below, as recommended by our compensation consultant, for purposes of our 2020 executive compensation program.

Boyd Gaming Corp.	Hyatt Hotels Corporation
Brinker International, Inc.	Marriott International
Chipotle Mexican Grill, Inc.	Penn National Gaming, Inc.
Choice Hotels International, Inc.	Ryman Hospitality Properties, Inc.
Dunkin' Brands Group, Inc.	TripAdvisor, Inc.
Extended Stay America, Inc.	Wynn Resorts, Limited
Hilton Worldwide Holdings Inc.	YUM! Brands, Inc.

Our compensation consultant's review of peer group compensation included the following compensation elements using the most recently filed proxy statements for each peer company: base salary, annual incentive compensation, equity incentive compensation, total cash compensation, target bonus, target total cash compensation, and total compensation. Compensation data for our peer group was presented for the 50th, average and 75th percentiles for each compensation element at target level performance. General data from our consultant's 2019 total compensation measurement database at these benchmarks was also considered to supplement the peer group data. The objectives of the review were to compare, for general consistency, the compensation of our executives to that of similarly situated executives, to ensure that our compensation is in line with our compensation strategy and to provide a framework for compensation decisions.

Using this competitive review and consistent with our Total Compensation Strategy, we broadly target total compensation (consisting of base salary, target annual incentive compensation and target long-term incentive compensation) to be generally consistent with the market median but may approach the 75th percentile of the peer group. In February 2020, the compensation consultant determined that aggregate total compensation for Wyndham Hotels executives is competitive with the 50th percentile of its peer group, primarily due to the offset of below-market annual incentive payouts with market-aligned long-term incentive value. The Committee views compensation benchmarking as simply one factor in making compensation decisions for our named executive officers as it does not account for subjective factors such as challenges we face as a company, the criticality of the position to the Company's strategy, individual past and expected future performance, leadership ability, recruiting and retention needs, succession planning, experience or scope of responsibility. The Committee seeks to balance the various elements of senior executive compensation so that no single element is weighted too heavily and there is an appropriate mix between fixed and variable compensation and short-term and long-term compensation. Given the significant scope and responsibilities of our CEO, which are greater than those of our other named executive officers, the Committee believes any differences between the individual compensation elements and the total compensation of our CEO and the other named executive officers are appropriate. The Committee's review of peer group data showed that actual total compensation paid to our named executive officers was competitively aligned with our peer group.

Peer Group for 2021.    Our peer group remained unchanged for purposes of our 2021 executive compensation program.

Base Salary

Consistent with our compensation strategy, we provide base salaries designed to attract and retain our named executive officers and provide them with a base level of income.

In February 2020, based on a review of peer group and market data, the Committee approved increased base salary rates for our named executive officers at the following levels effective for the pay period commencing February 15, 2020: Mr. Ballotti, $1,030,000, Mr. Cash, $475,000, Ms. Checchio, $425,000, Mr. Barber, $425,000 and Mr. Loewen, $545,000. Ms. Allen's base salary level was maintained at $500,000 in light of her then-recent December 2019 increase. Ms. Falvey's base salary level was maintained at $510,000 based on peer group and market data.

In March 2020, in light of the negative financial and operational impacts resulting from the rapidly evolving COVID-19 situation and the then-current uncertainty, the Committee determined, and Mr. Ballotti agreed, that effective April 1, 2020, Mr. Ballotti would forgo 100% of his base salary until reinstated by the Committee. In July 2020, in light of the Company's then-current and anticipated financial and liquidity position and to coincide with the return of corporate team members from furlough, the Committee determined to reinstate Mr. Ballotti's base salary effective as of August 3, 2020.

For 2020, the named executive officers were paid the base salaries listed in the Summary Compensation Table below.

In February 2021, it was determined that there would be no salary increases for our named executive officers for 2021 given the current state of business across the industry.

Annual Incentive Compensation

Consistent with our compensation strategy, we provide cash-based annual incentive compensation designed to create incentives for the named executive officers to drive financial and operating performance and thus enhance value for our stockholders in the near term.

Annually in the first quarter, the Committee approves the annual incentive compensation program for that year. At that time, the Committee approves the general plan terms and performance targets for that year's program. Following the completion of each year, the Committee reviews Company operating results achieved against the pre-established performance targets approved by the Committee in the first quarter to determine amounts earned under the program based on Company performance. In addition, as a threshold matter, to ensure that the performance of the individual executives is at the high level expected, senior management reviews with the Committee (or in the case of our CEO, the Committee itself reviews) each executive's individual contributions and personal leadership together with their performance on strategic objectives, business drivers, business development and other initiatives as applicable. If based on this review, performance at the corporate, business unit or individual level did not meet expectations, the Committee may use its discretion to adjust downward or not provide the executive's annual incentive compensation award. The terms and process for the 2020 annual incentive compensation program are more fully described below, including the modifications to the program approved in June 2020 in light of the COVID-19 pandemic.

Approval of Initial Annual Incentive Program in February 2020.    In February 2020, management recommended and the Committee approved a combination of factors to determine potential 2020 annual incentive compensation for our named executive officers including performance metrics based on the following financial and strategic objectives for our executive officers:

•
Financial Objective (weighted 75%): total Company Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), as adjusted

•
Strategic Objective (weighted 25%): Global Net Room Growth

Under the annual incentive compensation program, these objectives are measured against target EBITDA and target Global Net Room Growth established at the beginning of the plan year.

We used EBITDA as our financial performance metric, consistent with our 2019 annual incentive compensation program. We used EBITDA in order to incentivize our executives to achieve near-term earnings growth and enhance stockholder value. Under our annual incentive compensation program, EBITDA may be adjusted to reflect certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance — such as transaction and restructuring costs and impairments — the categories of which are generally specified at the outset of the performance period.

We used the strategic objective based on Global Net Room Growth to provide a specific incentive for our senior executive team to achieve a core strategic goal that drives earnings.

As part of the 2020 annual incentive compensation program, the Committee also approved a target award opportunity expressed as a percentage of each executive's annual base salary earned as set forth in each named executive officer's employment agreement or employment letter, as described below under "Agreements with Named Executive Officers." Under our annual incentive program structure, an executive's annual incentive compensation may be higher or lower than target annual incentive compensation depending on business and individual performance, subject to a maximum annual incentive award opportunity for our named executive officers of 150% of the target award opportunity.

In February 2020, the Committee approved an EBITDA target of $640 million and a Global Net Room Growth target of 16,600 rooms based on our 2020 operating budgets.

For the portion of the annual incentive compensation award opportunity attributable to EBITDA, the pre-established performance tiers ranged from 97% up to 101.8% of the EBITDA target, with corresponding payout levels ranging, respectively, from 25% of the target award opportunity up to a maximum of 150% of the target award opportunity, and with performance achievement below 97% of the EBITDA target resulting in no payout for this portion of the award.

For the portion of the annual incentive compensation award opportunity attributable to Global Net Room Growth, the pre-established performance tiers ranged from 100% up to 200% of the Global Net Room Growth target, with corresponding payout levels ranging, respectively, from 100% of the target award opportunity up to a maximum of 150% of the target award opportunity, and with performance achievement below 100% of the Global Net Room Growth target resulting in no payout for this portion of the award.

Approval of Modified Annual Incentive Program in June 2020 Due to COVID-19.    In June 2020, in light of the challenges resulting from the COVID-19 pandemic, the Committee determined to modify the 2020 annual incentive compensation program.

In determining to modify the 2020 program, the Committee considered the unprecedented impact of the COVID-19 pandemic on the global economy and, in particular, the hospitality industry due to severe travel restrictions and other COVID-related governmental measures such as stay-at-home and shelter-in-place requirements, all of which resulted in cancelled and significantly reduced travel and complete and partial suspensions of hotel operations and hotel closures. This caused a significant reduction in travel and hotel occupancy, which had a significant negative impact on revenues and profitability and which could not have been anticipated or planned for.

Similarly, our plans for growth were also significantly impacted by the pandemic, with restrictions on business activity and supply chain interruptions causing delays in the development, construction and opening of new hotels as well as travel restrictions on our development and openings teams, all of which significantly impacted net rooms growth.

Due to the substantial uncertainty associated with the COVID-19 pandemic, management redirected significant focus on mitigating the impact of reduced revenues by increasing focus on cost reduction initiatives and other actions intended to favorably impact cash use and liquidity. Management also took a number of meaningful, proactive steps to help our franchisees preserve cash during this period of unprecedented uncertainty, including suspending certain franchisee fees and providing other franchisee payment relief.

These conditions caused the Committee to reassess the performance metrics under the 2020 annual incentive program and the appropriateness of these metrics given the impact of COVID-19. Recognizing the need to incentivize and motivate the Company's workforce to meet the challenges remaining in 2020, the Committee determined to maintain the performance-based annual incentive program but to replace the EBITDA and Global Net Room Growth performance metrics with a single Liquidity metric measured as cash on hand at year end plus capacity under the Company's revolving credit facility. The Committee determined that this Liquidity metric provided a challenging yet attainable measure of Company performance during these challenging times and was aligned with the Company's focus on cost containment, cash preservation and overall financial prudence, with the additional goal of continuing to pay the quarterly dividend for the benefit of all stockholders.

The Committee also modified the program to reduce potential payout levels. For our named executive officers, the award opportunity was reduced to 50% of the individual's target award opportunity with a maximum payout level of 75% compared to 100% of the individual's target award opportunity with a maximum payout level of 150% under the initial annual incentive program approved in February 2020.

The pre-established performance tiers under the amended program ranged from 100% up to 130% of the Liquidity target, with corresponding payout levels ranging, respectively, from 50% of the target award opportunity up to a maximum of 75% of the target award opportunity. Payout level is interpolated where performance is achieved between the specified performance tiers subject to the 75% maximum. Performance achievement below 100% of the Liquidity target would result in no payout.

In June 2020, the Committee approved a target Liquidity metric of $500 million, with performance at or above $650 million resulting in maximum payout.

2020 Payout Results.    In February 2021, the Committee reviewed the performance results achieved against the Liquidity target approved by the Committee in June 2020. For 2020, as reported, cash on hand at year end was $493 million and capacity under the Company's credit facility was $735 million for total Liquidity of approximately $1.2 billion. However, management recommended, and the Board agreed, that the net bond proceeds resulting from the new issuance in August should not be included in the results. Accordingly, as permitted by the terms of the program, this amount was adjusted by $492 million (gross proceeds of $500 million less $8 million of issuance fees), resulting in achievement of adjusted Liquidity of approximately $736 million. This achievement was higher than anticipated due to an unexpected resurgence in travel demand during the summer season coupled with management's ability to achieve the full $255 million targeted cost reductions, which were identified as part of their plan to mitigate the impacts of COVID-19 during this unprecedented and uncertain time. Management reviewed the results with the Committee and a total achievement level in excess of 130% was approved by the Committee, resulting in payout amounts equal to 75% of each named executive officer's target award opportunity. No adjustments were made based on individual performance, but the Committee did determine to calculate Mr. Ballotti's payout taking into account his foregone base salary for the period from April 1, 2020 until August 3, 2020, as discussed above under "Base Salary," in consideration of his significant efforts for the Company during that time.

The Non-Equity Incentive Plan column of the Summary Compensation Table below lists the annual incentive compensation paid to our named executive officers for 2020.

Long-Term Incentive Compensation

Consistent with our compensation strategy, we provide our named executive officers with long-term incentive compensation to create incentives to drive earnings growth and share price appreciation for the benefit of stockholders and encourage retention. Accordingly, 2020 long-term incentive compensation for our named executive officers focused on aligning their interests with those of stockholders, achieving competitiveness with the external market, rewarding key talent contributions and retention. Long-term incentive compensation is granted under our 2018 Equity and Incentive Plan. Our compensation consultant and the Committee periodically review our plan design to confirm its consistency with the plan design of our peers with respect to items such as long-term incentive mix prevalence and vesting provisions.

Management annually recommends to the Committee an aggregate budget available for long-term incentive compensation. For 2020, the aggregate budget was allocated based on the relative number of eligible executives. Long-term incentive compensation is then recommended by management (other than for our CEO, which is determined by the Committee) and granted by the Committee to the named executive officers based on individual performance review, tenure, scope of responsibility and future potential. Elements of individual performance considered by the Committee in such review include results of operations, achievement of strategic objectives and leadership characteristics.

Based on these factors, annual long-term incentive awards were granted to our named executive officers in February 2020 in the form of RSUs, stock options, and performance-vested RSUs ("PVRSUs"). As discussed below, PVRSUs are viewed as a modifier of the annual long-term incentive awards because premium performance in excess of target must be achieved in order for any portion of the PVRSUs to be earned. Each type of award under the long-term incentive plan ("LTIP") is subject to multi-year vesting to promote retention.

The Committee determined our CEO's 2020 annual long-term incentive award to be in the form of 50% RSUs and 50% stock options plus an LTIP modifier in the form of PVRSUs. The maximum number of PVRSUs that our CEO may earn under the LTIP modifier was determined using a value equal to 50% of the target value of his total 2020 LTIP award (RSUs and stock options). For our other named executive officers, annual long-term incentive awards were granted in the form of 75% RSUs and 25% stock options plus an LTIP modifier in the form of PVRSUs. The maximum number of PVRSUs that each of these named executive officers may earn under the LTIP modifier was determined using a value equal to 25% of the target value of his or her total 2020 LTIP award (RSUs and stock options).

An RSU represents the right to receive a share of our common stock on a set vesting date subject to continued employment and provides the executive incentive to drive share price appreciation while encouraging retention.

A stock option represents the right to purchase a number of shares of common stock for a price per share equal to the closing market price of a share of our common stock on the grant date of the stock option (referred to as the exercise price). Stock options are designed to motivate our named executive officers to increase stockholder value through share price appreciation, as the executives realize value from the options only if our stock price increases above the exercise price.

A PVRSU represents the right to receive a share of our common stock on a set vesting date subject to achievement of pre-established performance goals based on earnings before interest and taxes ("EBIT") per share, as adjusted, and continued employment and provides the executive incentive to drive earnings growth and share price appreciation while encouraging retention.

The performance goals for our PVRSU awards are set by the Committee at levels that exceed our three-year projected target EBIT per share established at the time of grant of the PVRSU award. Target EBIT per share represents a level of EBIT consistent with our projected operating budget. Because PVRSU awards vest only if actual EBIT per share, as adjusted, exceeds target EBIT per share, the probable outcome with respect to these awards at the time of grant is that adjusted EBIT per share in excess of target EBIT per share will not be achieved and no PVRSUs will be earned. The Committee believes that the PVRSU performance goals are consistent with the Committee's intention of making the vesting of these awards contingent upon achieving exceptional growth in EBIT per share that strongly benefits stockholders.

Vesting of PVRSUs granted in 2020 is contingent upon achievement of the levels of performance specified below and where performance is achieved between these specified performance tiers the number of vested PVRSUs is interpolated. No shares vest under the terms of these awards unless our cumulative adjusted EBIT per share performance exceeds 100% of target EBIT at the end of the three-year performance period. We do not disclose the EBIT target for our PVRSU awards while the applicable performance period is ongoing because this goal relates to executive compensation to be earned in future years and we believe that disclosure of this forward-looking target would cause us competitive harm.

Performance Achievement as % of Cumulative EBIT Per Share Target	Level of Vesting as % of Total PVRSUs

100%	0% of PVRSUs (target)

101.7%	25% of PVRSUs

103.3%	50% of PVRSUs

105%	75% of PVRSUs

106.5%	100% of PVRSUs (maximum)

The total cost of PVRSUs is fully funded by achievement of the EBIT per share performance goals, which represent premium levels of earnings growth. The EBIT per share results may be adjusted to reflect certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance, such as restructuring costs and impairments, the categories for which are specified at the outset of the performance period. Subject to achievement of performance tiers, vesting occurs on the third anniversary of the grant date or later upon certification of results by the Committee.

Though the likelihood of achieving the PVRSU awards granted in 2020 and 2019 has been materially impacted by the COVID-19 pandemic, to maintain alignment between the interests of stockholders and our named executive officers, it was determined that no modifications to these awards would be made at this time.

Consistent with the objectives described above, in February 2020, the Committee granted RSUs, stock options and PVRSUs to each of our named executive officers in the amounts listed in the Grants of Plan-Based Awards Table below.

Perquisites

We provide our named executive officers with perquisites that management and the Committee believe are reasonable, competitive and consistent with our compensation strategy. Management and the Committee believe that our perquisites help us to retain highly talented managers and allow them to operate more effectively.

In February 2020, the Committee reviewed the perquisites provided to senior management of the Company including our named executive officers including the associated cost. Based on this review, the Committee determined not to make any changes to the perquisite program and approved the perquisites for 2020 including a leased automobile and financial planning services. For certain perquisites, the named executive officers, other than our CEO, receive a tax gross-up payment, which means they receive additional compensation to reimburse them for the amount of taxes owed on the compensation imputed for the perquisite.

The All Other Compensation Table below lists compensation attributable to perquisites provided to the named executive officers for 2020.

Deferred Compensation Plans

Officer Deferred Compensation Plan.    Our nonqualified officer deferred compensation plan permits named executive officers to defer base salary and annual incentive compensation. We match executive contributions to the plan up to 6% of base salary and annual incentive compensation. The executive makes an irrevocable deferral election prior to the beginning of the calendar year. Upon termination from the Company, the executive may elect a single lump-sum payment of his or her account or may elect payments in annual installments of up to ten years. The participant's entire account balance is 100% vested. The contributions to our officer deferred compensation plan applicable to our named executive officers are listed below in the Nonqualified Deferred Compensation Table.

Savings Restoration Plan.    We make available to our named executive officers a savings restoration plan, which allows executives to defer compensation in excess of the amounts permitted by the Internal Revenue Code of 1986, as amended (the "Code"), but there are no matching contributions for these deferrals. None of our named executive officers have a balance under our Savings Restoration Plan.

401(k) Plan.    We provide all employees, including our named executive officers, with a 401(k) plan. Our 401(k) plan permits named executive officers to defer base salary. In 2020, we provided named executive officers and other participants a Company match of base salary contributed up to 5% of base salary, subject to statutory limitations under the Code. The Company match is 100% vested.

Severance Arrangements

The employment agreements and employment letters of our named executive officers provide for payments as a percentage of base salary and annual incentive compensation, as well as accelerated vesting of specified long-term equity grants, and in the case of PVRSUs, vesting based on performance during a specified period, if the executive's employment is terminated without cause or, if applicable, for a constructive discharge. These severance terms for our named executive officers are generally consistent with peer group market practices and data provided by our compensation consultant. These payments and terms are discussed more specifically below under "Agreements with Named Executive Officers" and "Potential Payments on Termination or Change-in-Control."

We believe these arrangements are necessary to attract and retain our executives and ensure the continuity of management. The primary focus of the severance terms is generally on the termination of employment and thus the value of these terms arises only in the context of imminent termination. The severance terms do not enhance an executive's current income and therefore are independent of the Committee's review of executive compensation.

In connection with their separation from employment with the Company, we entered into separation and release agreements with each of Mr. Barber and Mr. Loewen in 2020, and with Ms. Falvey in 2021, outlining their severance payment and benefit entitlements, which in each case were consistent with the terms set forth in their employment letters.

Change-in-Control Arrangements

In the event of a change-in-control of Wyndham Hotels, the named executive officers receive cash severance payments only if their employment is terminated without cause or, if applicable, for constructive discharge following the change-in-control. Our named executive officers are not entitled to any excise tax gross-up in connection with their change-in-control arrangements. Long-term equity compensation grants made to all eligible employees, including the named executive officers, fully vest on a change-in-control. The payments and terms of our named executive officers' change-in-control arrangements are discussed below under "Agreements with Named Executive Officers" and "Potential Payments on Termination or Change-in-Control."

The change-in-control terms for the named executive officers established in connection with their employment agreements and letters are generally consistent with peer group market practices and data provided by our compensation consultant. Since a potential change-in-control transaction generally results in increased stockholder value, the Committee believes that it is important to provide incentives to motivate the named executive officers to pursue and complete a potential transaction should it arise and ensure retention. Like the severance arrangements, the value of the change-in-control arrangements arises only in the context of an imminent change-in-control. The terms do not enhance the named executive officers' current income and therefore are independent of the Committee's review of executive compensation.

Executive Officer Stock Ownership Guidelines

Our Executive Officer Stock Ownership Guidelines are intended to align further the financial interests of executive officers with the interests of stockholders. The guidelines require our named executive officers to own our common stock with a market value at least equal to the following multiples: CEO: 4 times base salary, CFO: 2 times base salary, and all other executive officers: 1 times base salary. Named executive officers have a period of five years after first becoming an executive officer subject to the guidelines to achieve compliance with this ownership requirement. Stock ownership meeting the guidelines includes common stock and RSUs but excludes PVRSUs and stock options. As of December 31, 2020, all of the named executive officers then employed by the Company were in compliance with the stock ownership guidelines.

Policy Against Hedging and Pledging of Company Stock

Our insider trading policy contains restrictions on transactions in our securities by our Directors, executive officers and other employees who have regular access to material nonpublic information in the normal course of their duties. Under this policy, these parties are prohibited from directly or indirectly purchasing financial instruments or engaging in any derivative transactions that are designed to hedge, offset or eliminate the risk of any decrease in the market value of Company securities. These persons are also prohibited under this policy from pledging Company securities as collateral for personal loans, including holding Company securities in margin accounts.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the SEC.

COMPENSATION COMMITTEE
Bruce B. Churchill (Chair)
Myra J. Biblowit
James E. Buckman

2020 Summary Compensation Table

The following table summarizes compensation paid to our named executive officers for 2020, 2019 and 2018. Information provided for 2018 includes compensation paid by Wyndham Worldwide prior to our spin-off.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)(c)	Total ($)

Geoffrey A. Ballotti	2020	676,775	--	2,250,000	2,250,000	1,158,750	168,638	6,504,163

President and Chief Executive Officer	2019	999,999	--	2,000,000	2,000,000	1,499,999	218,864	6,718,862

	2018	888,191	--	3,900,000	2,500,000	1,350,724	176,824	8,815,739

Michele Allen (d)	2020	500,000	--	1,125,000	375,000	281,255	110,046	2,391,301

Chief Financial Officer	2019	385,323	--	393,750	131,250	201,585	91,675	1,203,583

	--	--	--	--	--	--	--	--

Paul F. Cash	2020	463,463	--	937,500	312,500	260,698	121,449	2,095,610

General Counsel, Chief Compliance Officer and Corporate	2019	400,000	--	750,000	250,000	300,000	104,783	1,804,783

Secretary	2018	360,666	460,276(e)	895,000	250,000	273,394	105,906	2,345,242

Mary R. Falvey	2020	510,000	--	1,125,000	375,000	382,500	156,192	2,548,692

Former Chief Administrative Officer	2019	510,000	--	1,125,000	375,000	510,000	159,376	2,679,376

	2018	510,000	--	2,400,000	500,000	579,360	1,159,818	5,149,178

Lisa Checchio (d)	2020	413,468	--	750,000	250,000	222,479	63,670	1,699,617

Chief Marketing Officer	--	--	--	--	--	--	--	--

	--	--	--	--	--	--	--	--

Tom H. Barber (f)	2020	115,482	--	750,000	250,000	--	1,868,052	2,983,534

Former Global Chief Development Officer	2019	400,000	--	750,000	250,000	300,000	106,706	1,806,706

	2018	355,032	297,440(g)	950,000	250,000	263,500	104,549	2,220,521

Robert D. Loewen (f)	2020	240,079	--	1,125,000	375,000	--	2,699,831	4,439,910

Former Chief Operating Officer	2019	525,015	--	1,125,000	375,000	393,762	97,553	2,516,330

	2018	487,972	--	1,687,500	500,000	367,633	94,003	3,137,108

(a)
Represents the aggregate grant date fair value of equity awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (ASC 718). A discussion of the assumptions used in calculating the fair value of such awards may be found in Note 15 to our 2020 audited financial statements of our Annual Report on Form 10-K filed with the SEC on February 12, 2021.

No grant date fair value is attributable to PVRSU awards under ASC 718 due to the fact that no amount will be earned under these awards at target performance. Performance results must exceed 100% of target performance in order for any PVRSUs to be earned and must meet 106.5% of target performance in order for the maximum number of PVRSUs to be earned. The grant date fair value of PVRSU awards granted in 2020 assuming maximum achievement of performance goals would be as follows: Mr. Ballotti, $2,250,000; Ms. Allen, $375,000; Mr. Cash, $312,500; Ms. Falvey, $375,000; Ms. Checchio, $250,000; Mr. Barber, $250,000; and Mr. Loewen, $375,000. The actual value realized by each individual with respect to PVRSU awards will depend on the number of shares earned based on our actual performance over the cumulative three-year performance period measured against the performance goals established at the time of grant.

(b)
For 2020, represents annual incentive compensation for 2020 paid in 2021. For 2019, represents annual incentive compensation for 2019 paid in 2020. For 2018, represents annual incentive compensation for 2018 paid in 2019.

In June 2020, the Compensation Committee determined to amend the 2020 annual incentive compensation program in light of the challenges presented by COVID. Under the amended program, participants were eligible to earn a target award equal to 50% of their original target award and a maximum award equal to 75% of their original target award subject to achievement of a single Liquidity performance metric. See "Annual Incentive Compensation" in the Compensation Discussion and Analysis for more information.

(c)
See All Other Compensation Table below for a description of compensation included in this column.

(d)
Information is not reported for Ms. Checchio for 2019 or 2018 because she was not previously a named executive officer. Information is not reported for Ms. Allen for 2018 because she was not a named executive officer prior to 2019.

(e)
Represents a transaction bonus in 2018 for services rendered in connection with Wyndham Worldwide's sale of its European vacation rental business.

(f)
Mr. Barber's employment with the Company terminated effective April 1, 2020. Mr. Loewen's employment with the Company terminated effective June 1, 2020.

(g)
Mr. Barber received a transaction bonus paid in 2018 for services rendered in connection with the spin-off.

2020 All Other Compensation Table

The All Other Compensation column in the Summary Compensation Table above includes the following for 2020.

	Mr. Ballotti ($)	Ms. Allen ($)	Mr. Cash ($)	Ms. Falvey ($)	Ms. Checchio ($)	Mr. Barber ($)	Mr. Loewen ($)

Company automobile (a)	26,508	26,046	19,662	24,288	17,339	9,481	6,839

Financial planning services (b)	15,310	12,501	12,770	12,770	--	9,710	--

401(k) Company match	16,298	9,885	16,327	16,531	16,346	5,774	12,004

Deferred compensation Company match	110,132	46,876	43,450	53,550	24,808	6,929	14,405

Annual physical (c)	--	--	11,000	11,000	--	--	--

Aggregate tax gross-up (d)	--	14,348	17,933	37,663	4,634	13,632	9,241

Severance (e)	--	--	--	--	--	1,822,526	2,656,492

Other (f)	390	390	307	390	543	--	850

Total (g)	168,638	110,046	121,449	156,192	63,670	1,868,052	2,699,831

(a)
Aggregate incremental cost to us of automobile benefit calculated as the aggregate Company payment less any executive contribution. The amounts for Company payment include insurance and other charges and exclude tax gross-up described below.

(b)
Amounts exclude tax gross-up described below.

(c)
Aggregate incremental cost to us of annual physical exams for our named executive officers.

(d)
Aggregate tax gross-up for our named executive officers consisted of the following: Ms. Allen, automobile, $11,092 and financial planning, $3,256; Mr. Cash, automobile, $12,558, financial planning, $5,363 and service award, $12; Ms. Falvey, automobile, $27,822 and financial planning, $9,841; Ms. Checchio, automobile, $4,628 and service award, $6; Mr. Barber, automobile, $8,548 and financial planning, $5,084; and Mr. Loewen, automobile, $9,223 and service award, $18.

(e)
For Mr. Barber, severance consists of a $1,487,500 cash severance payment, $13,556 representing the continuation of his supplemental medical insurance premiums for up to 18 months and related tax obligations and $321,470 attributable to accelerated vesting of his outstanding time-based RSUs determined by multiplying the number of vested shares and the closing price of Company common stock on the settlement date of April 21, 2020. No amounts are attributable to accelerated vesting of his outstanding stock options, all of which were out-of-the-money on the effective date of termination of April 1, 2020. In connection with his separation from employment, Mr. Barber also became vested in his outstanding PVRSUs which will be paid on a prorated basis based on the period of employment plus twelve months (but not to exceed 100% proration), subject to actual performance achievement. See below under "Agreements with Named Executive Officers – Mr. Barber" for additional information.

  For Mr. Loewen, severance consists of a $1,907,500 cash severance payment, $41,059 representing the continuation of his supplemental medical insurance premiums for up to 18 months and related tax obligations and $707,933 attributable to accelerated vesting of his outstanding time-based RSUs determined by multiplying the number of vested shares and the closing price of Company common stock on the settlement date of June 24, 2020. No amounts are attributable to accelerated vesting of his outstanding stock options, all of which were out-of-the-money on the effective date of termination of June 1, 2020. In connection with his separation from employment, Mr. Loewen also became vested in his outstanding PVRSUs which will be paid on a prorated basis based on the period of employment plus twelve months (but not to exceed 100% proration), subject to actual performance achievement. See below under "Agreements with Named Executive Officers – Mr. Loewen" for additional information.

(f)
Includes the value of Wyndham Rewards Points awarded to our named executive officers and, in certain cases, the value of service awards for certain of our named executive officers.

(g)
In accordance with SEC rules, the value of dividends paid to our named executive officers on vesting of RSUs is not reported above because dividends were factored into the grant date fair value of these awards.

 2020 Grants of Plan-Based Awards Table

The following table summarizes grants of plan-based awards made to the named executive officers in 2020.

Name	Award Type (a)	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (b)			Estimated Possible Payouts Under Equity Incentive Plan Awards (c)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options (#)	Awards ($)	Awards ($)

Mr. Ballotti	RSU	2/25/20	--	--	--	--	--	--	42,134	--	--	2,250,000

	Option	2/25/20	--	--	--	--	--	--	--	261,932	53.40	2,250,000

	PVRSUs	2/25/20	--	--	--	1	--	42,134	--	--	--	0

	2020 AIP	(b)	386,250	1,545,000	2,317,500	--	--	--	--	--	--	--

Ms. Allen	RSU	2/25/20	--	--	--	--	--	--	21,067	--	--	1,125,000

	Option	2/25/20	--	--	--	--	--	--	--	43,655	53.40	375,000

	PVRSUs	2/25/20	--	--	--	1	--	7,022	--	--	--	0

	2020 AIP	(b)	93,750	375,000	562,500	--	--	--	--	--	--	--

Mr. Cash	RSU	2/25/20	--	--	--	--	--	--	17,556	--	--	937,500

	Option	2/25/20	--	--	--	--	--	--	--	36,379	53.40	312,500

	PVRSUs	2/25/20	--	--	--	1	--	5,852	--	--	--	0

	2020 AIP	(b)	89,063	356,250	534,375	--	--	--	--	--	--	--

Ms. Falvey	RSU	2/25/20	--	--	--	--	--	--	21,067	--	--	1,125,000

	Option	2/25/20	--	--	--	--	--	--	--	43,655	53.40	375,000

	PVRSUs	2/25/20	--	--	--	1	--	7,022	--	--	--	0

	2020 AIP	(b)	127,500	510,000	765,000	--	--	--	--	--	--	--

Ms. Checchio	RSU	2/25/20	--	--	--	--	--	--	14,044	--	--	750,000

	Option	2/25/20	--	--	--	--	--	--	--	29,103	53.40	250,000

	PVRSUs	2/25/20	--	--	--	1	--	4,681	--	--	--	0

	2020 AIP	(b)	73,698	294,792	442,188	--	--	--	--	--	--	--

Mr. Barber	RSU	2/25/20	--	--	--	--	--	--	14,044	--	--	750,000

	Option	2/25/20	--	--	--	--	--	--	--	29,103	53.40	250,000

	PVRSUs	2/25/20	--	--	--	1	--	4,681	--	--	--	0

	2020 AIP	(b)	--	--	--	--	--	--	--	--	--	--

Mr. Loewen	RSU	2/25/20	--	--	--	--	--	--	21,067	--	--	1,125,000

	Option	2/25/20	--	--	--	--	--	--	--	43,655	53.40	375,000

	PVRSUs	2/25/20	--	--	--	1	--	7,022	--	--	--	0

	2020 AIP	(b)	--	--	--	--	--	--	--	--	--	--

(a)
RSU: RSU awards granted on February 25, 2020 which vest ratably over four years subject to continued employment through the vesting date.

Option: Stock options granted on February 25, 2020 which vest ratably over four years subject to continued employment through the vesting date.

PVRSUs: PVRSU awards granted on February 25, 2020 which vest subject to achievement of pre-established performance goals over a three-year performance period ending December 31, 2022 as described in footnote (c) below.

2020 AIP: Award opportunities under our 2020 annual cash incentive plan originally approved by the Compensation Committee on February 25, 2020. See footnote (b) below for information regarding the 2020 AIP as modified effective June 1, 2020.

(b)
Represents potential threshold, target and maximum annual incentive compensation for 2020 under the annual incentive program as originally approved on February 25, 2020. In June 2020, the Compensation Committee determined to amend the 2020 annual incentive compensation program in light of the challenges presented by COVID. Under the amended program, participants were eligible to earn 50% of their original target awards reported above for performance achievement at target and 75% of their original target awards reported above for performance achievement at maximum or above. Performance goals under the amended program were based on a single Liquidity metric. See "Annual Incentive Compensation" in the Compensation Discussion and Analysis for more information.

Amounts actually paid for 2020 are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.

(c)
The amounts in these columns represent the range of PVRSUs that may be earned for above target performance only. Vesting of these PVRSUs is contingent upon achievement of premium levels of adjusted EBIT per share performance over a cumulative three-year period. No shares will be earned pursuant to these awards unless our EBIT per share performance exceeds 100% of target performance at the end of the cumulative three-year performance period. Where performance is achieved between the specified performance tiers, the number of vested PVRSUs is interpolated. The actual number of PVRSUs earned pursuant to these awards will be determined and paid following the completion of the three-year performance period based on our actual performance against the performance goal established at the time of grant as adjusted. PVRSUs, if earned, convert to our common stock on a one-for-one basis.

Under our 2018 Equity and Incentive Plan, all grants set forth in the table fully vest on a change-in-control. Dividends paid on our common stock are credited for unvested RSUs and PVRSUs and are paid in cash only to the extent the underlying RSUs or PVRSUs vest.

Outstanding Equity Awards at 2020 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers as of December 31, 2020.

		Option Awards					Stock Awards

Name	Grant Date	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested		Equity Incentive Plan Awards: Market Value of Unearned Shares, or Units That Have Not Vested

		Exercisable	Unexercisable		($)		(#)		($)(a)	(#)		($)(a)

Mr. Ballotti	6/1/2018	106,655	106,655	(b)	61.40	6/1/2024	20,358	(c)	1,210,080	--		--

	2/27/2019	47,801	143,403	(d)	52.44	2/27/2029	28,604	(e)	1,700,222	38,138	(f)	2,266,923

	2/25/2020	--	261,932	(g)	53.40	2/25/2026	42,134	(h)	2,504,445	42,134	(i)	2,504,445

Ms. Allen	6/1/2018	5,332	5,333	(b)	61.40	6/1/2024	3,054	(c)	181,530	--		--

	2/27/2019	3,136	9,411	(d)	52.44	2/27/2029	5,631	(e)	334,707	2,502	(f)	148,719

	2/25/2020	--	43,655	(g)	53.40	2/25/2026	21,067	(h)	1,252,222	7,022	(i)	417,388

Mr. Cash	6/1/2018	10,665	10,666	(b)	61.40	6/1/2024	6,107	(c)	363,000	--		--

	2/27/2019	5,975	17,925	(d)	52.44	2/27/2029	10,727	(e)	637,613	4,767	(f)	283,350

	2/25/2020	--	36,379	(g)	53.40	2/25/2026	17,556	(h)	1,043,529	5,852	(i)	347,843

Ms. Checchio	6/1/2018	--	--		--	--	2,443	(c)	145,212	--		--

	2/27/2019	4,481	13,444	(d)	52.44	2/27/2029	8,045	(e)	478,195	3,575	(f)	212,498

	2/25/2020	--	29,103	(g)	53.40	2/25/2026	14,044	(h)	834,775	4,681	(i)	278,239

Ms. Falvey	6/1/2018	21,331	21,331	(b)	61.40	6/1/2024	12,215	(c)	726,060	--		--

	2/27/2019	8,962	26,888	(d)	52.44	2/27/2029	16,090	(e)	956,390	7,151	(f)	425,055

	2/25/2020	--	43,655	(g)	53.40	2/25/2026	21,067	(h)	1,252,222	7,022	(i)	417,388

Mr. Barber (j)	6/1/2018	10,665	--	(b)	61.40	4/1/2022	--		--	--		--

	2/27/2019	11,950	--	(d)	52.44	4/1/2022	--		--	3,178	(f)	188,900

	2/25/2020	7,275	--	(g)	53.40	4/1/2022	--		--	1,560	(i)	92,726

Mr. Loewen (j)	6/1/2018	31,996	--	(b)	61.40	6/1/2022	--		--	--		--

	2/27/2019	17,925	--	(d)	52.44	6/1/2022	--		--	4,767	(f)	283,350

	2/25/2020	10,913	--	(g)	53.40	6/1/2022	--		--	2,341	(i)	139,149

(a)
Calculated using closing price of Wyndham Hotels common stock on the NYSE on December 31, 2020 of $59.44.
(b)
Grant of stock options, which vest ratably over a period of four years on each anniversary of June 1, 2018.
(c)
Grant of RSUs, which vest ratably over a period of four years on each anniversary of June 1, 2018.
(d)
Grant of stock options, which vest ratably over a period of four years on each anniversary of February 27, 2019.
(e)
Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2019.
(f)
Grant of PVRSUs which vests following the conclusion of a three-year performance period ending on December 31, 2021 based on actual three-year cumulative EBIT, as adjusted, as measured against the pre-established performance tiers. Amount reported represents the maximum number of shares which may be earned.
(g)
Grant of stock options, which vest ratably over a period of four years on each anniversary of February 27, 2020.
(h)
Grant of RSUs, which vest ratably over a period of four years on each anniversary of February 27, 2020.
(i)
Grant of PVRSUs which vests following the conclusion of a three-year performance period ending on December 31, 2022 based on actual three-year cumulative EBIT, as adjusted, as measured against the pre-established performance tiers. Amount reported represents the maximum number of shares which may be earned.
(j)
Upon the cessation of employment of Mr. Barber and Mr. Loewen on April 1, 2020 and June 1, 2020, respectively, all of their outstanding time-based RSUs and stock options that were scheduled to vest within one year following their departure became vested. Their vested stock options will remain exercisable for two years following termination, or if earlier, until the original expiration date. Their outstanding PVRSUs remain outstanding and will vest on a prorated basis following the performance periods ending December 31, 2021 and December 31, 2022, subject to achievement of performance goals, based on the period of employment plus twelve months.

 2020 Option Exercises and Stock Vested Tables

The following tables summarize the vesting of RSUs in 2020 with respect to the common stock of Wyndham Hotels.

	Option Awards			Stock Awards

Name	Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Date	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)

Mr. Ballotti	--	--	--	2/27/20(b)	9,534	$483,278

	--	--	--	6/1/20(c)	10,179	$492,867

Ms. Allen	--	--	--	2/27/20(b)	1,877	$95,145

	--	--	--	6/1/20(c)	1,527	$73,937

Mr. Cash	--	--	--	2/27/20(b)	3,575	$181,217

	--	--	--	6/1/20(c)	3,054	$147,875

Ms. Checchio	--	--	--	2/27/20(b)	2,681	$135,900

	--	--	--	6/1/20(c)	1,221	$59,121

Ms. Falvey	--	--	--	2/27/20(b)	5,363	$271,850

	--	--	--	6/1/20(c)	6,107	$295,701

Mr. Barber	--	--	--	2/27/20(b)	3,575	$181,217

	--	--	--	4/21/20(d)	10,141	$321,470

Mr. Loewen	--	--	--	2/27/20(b)	5,363	$271,850

	--	--	--	6/1/20(c)	6,107	$295,701

	--	--	--	6/24/20(e)	16,736	$707,933

(a)
Amounts in this column reflect the number of shares vested multiplied by the closing market price per share on the vesting date or settlement date (or the immediately preceding trading day if the vesting or settlement date fell on a date on which there was no trading on the NYSE), as applicable, as follows: February 27, 2020, $50.69, April 21, 2020, $31.70, June 1, 2020, $48.42 and June 24, 2020, $42.30.

(b)
RSUs granted on February 27, 2019, 25% of which vested on February 27, 2020.

(c)
RSUs granted on June 1, 2018, 25% of which vested on June 1, 2020.

(d)
RSUs that were settled in shares of Wyndham Hotels common stock on April 21, 2020 in connection with Mr. Barber's termination of employment.

(e)
RSUs that were settled in shares of Wyndham Hotels common stock on June 24, 2020 in connection with Mr. Loewen's termination of employment.

2020 Nonqualified Deferred Compensation Table

The following table provides information regarding 2020 nonqualified deferred compensation for the named executive officers under our Officer Deferred Compensation Plan. None of our named executive officers have a balance under our Savings Restoration Plan.

Name	Executive Contributions in 2020 ($)(a)	Company Contributions in 2020 ($)(b)	Aggregate Earnings in 2020 ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/2020 ($)(d)

Mr. Ballotti	110,132	110,132	1,176,282	--	5,657,938

Ms. Allen	46,876	46,876	32,039	--	344,207

Mr. Cash	43,450	43,450	50,271	--	686,189

Ms. Checchio	24,808	24,808	16,921	--	104,804

Ms. Falvey	53,550	53,550	758,240	--	3,554,458

Mr. Barber	6,929	6,929	(71,772)	(249,626)	56,088

Mr. Loewen	14,405	14,405	114,931	--	760,287

(a)
All amounts are included as 2020 compensation in the Summary Compensation Table above. Includes amounts applicable to 2020 annual incentive compensation paid in 2021.

(b)
All amounts are reported as 2020 compensation in the All Other Compensation Table above. Includes amounts applicable to 2020 annual incentive compensation paid in 2021.

(c)
Represents gains or losses in 2020 on investment of aggregate balance.

(d)
Salary and annual incentive compensation deferred under the Officer Deferred Compensation Plan, as well as Company contributions, are reported as compensation in the Summary Compensation Table for the respective year in which the salary or annual incentive compensation was paid or earned.

Our Officer Deferred Compensation Plan is described above under Compensation Discussion and Analysis. The aggregate balances of the named executive officers are invested based on the executive's investment election made at the time of enrollment. Executives may change their investment elections during the year. For 2020, we offered a range of investment options consisting of various mutual funds including money market, index, debt and equity funds.

Agreements with Named Executive Officers

The following describes our employment, termination and related arrangements with our named executive officers. Additional information regarding the termination arrangements of our named executive officers can be found under Potential Payments on Termination or Change-in-Control.

Mr. Ballotti

Employment Agreement.    In June 2018, we entered into an employment agreement with Mr. Ballotti with a term expiring in May 2021. In February 2021, we entered into an amendment and restatement of Mr. Ballotti's employment agreement extending his term of employment through May 2024.

Mr. Ballotti's agreement, as amended and restated, provides for a minimum base salary of $1,030,000, annual incentive compensation with a target amount equal to 150% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers.

Mr. Ballotti's agreement provides that if his employment is terminated without cause or due to a constructive discharge, he will be entitled to: a lump-sum payment equal to 299% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to Mr. Ballotti with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target annual incentive compensation award). In addition, if he elects to continue health plan coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Company will reimburse him for the costs associated with such continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a without cause or constructive discharge termination, all of Mr. Ballotti's then-outstanding time-based equity awards that would otherwise vest within the one year following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards (including restricted stock units but excluding stock options and stock appreciation rights) would vest and be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals. The provisions of the employment agreement relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change-in-control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Mr. Ballotti's entitlement to the foregoing severance payments and benefits under his employment agreement is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

The agreement provides for customary restrictive covenants, including non-competition and non-solicitation covenants effective during the period of employment and (i) for one year following termination of employment for any reason, if Mr. Ballotti's employment terminates after expiration of the term of the employment agreement, or (ii) for two years following termination of employment for any reason, if Mr. Ballotti's employment terminates during the initial three-year term of the employment agreement.

Ms. Allen

Employment Agreement.    In December 2019, in connection with Ms. Allen's appointment as our CFO, we entered into an employment agreement with Ms. Allen, with a three-year term expiring in December 2022.

Ms. Allen's agreement provides for a minimum base salary of $500,000, annual incentive compensation with a target amount equal to 75% of her base salary subject to meeting performance goals, grants of equity incentive awards as determined by the Committee, employee benefits generally offered to eligible full-time employees, and perquisites generally offered to similarly situated senior executive officers.

Ms. Allen's agreement provides that if her employment is terminated without cause or due to a constructive discharge, she will be entitled to: a lump-sum payment equal to 200% of the sum of her then-current base salary, plus the highest annual incentive compensation award paid to Ms. Allen with respect to the three years immediately preceding the year in which her employment is terminated (but in no event will the annual incentive compensation portion exceed her then-target incentive compensation award, and if she is terminated before completion of the first three years following the effective date of the agreement, the annual incentive compensation portion will be Ms. Allen's then-target incentive compensation award). In addition, if she elects to continue health plan coverage in accordance with COBRA, the Company will reimburse her for the costs associated with such continued COBRA health coverage for up to 18 months, terminable earlier if she becomes eligible for coverage from a subsequent employer.

In the event of a without cause or constructive discharge termination, all of Ms. Allen's then-outstanding time-based equity awards granted on or after December 3, 2019 that otherwise would vest within the one year following such termination will vest, and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards would vest and be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals. The provisions of the employment agreement relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change-in-control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Ms. Allen's entitlement to the foregoing severance payments and benefits under her employment agreement is subject to her timely execution and non-revocation of a general release of claims in favor of the Company.

The agreement provides for customary restrictive covenants, including non-competition and non-solicitation covenants effective during the period of employment and (i) for one year following termination of employment for any reason, if Ms. Allen's employment terminates after expiration of the term of the employment agreement, or (ii) for two years following termination of employment for any reason, if Ms. Allen's employment terminates during the initial three-year term of the employment agreement.

Mr. Cash

Employment Letter.    In May 2018, we entered into an employment letter with Mr. Cash with an effective date of June 1, 2018.

Mr. Cash's employment letter provides for a minimum base salary of $400,000, annual incentive compensation with a target amount equal to 75% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers.

Mr. Cash's employment letter provides that if his employment is terminated by the Company other than for cause, but not including termination due to death or disability, he will be entitled to a lump-sum payment equal to 200% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to Mr. Cash with respect to the three years immediately preceding the year in which his employment is terminated (but in no event will the annual incentive compensation portion exceed his then target incentive compensation award, and if he is terminated before completion of the first three years following the effective date of the agreement, the annual incentive compensation portion will be no less than his then target annual incentive compensation award). In addition, if he elects to continue health plan coverage in accordance with COBRA, the Company will reimburse him for the costs associated with continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for coverage from a subsequent employer.

In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Mr. Cash's then-outstanding time-based equity awards that would otherwise vest within the twelve-month period following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards (other than stock options and stock appreciation rights) will vest and be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals. The provisions of the employment letter relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change-in-control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Mr. Cash's entitlement to the foregoing severance payments and benefits under his employment letter is subject to his timely execution and non-revocation of a general release of claims in favor of the Company.

Ms. Checchio

Employment Letter.    In February 2020, we entered into an employment letter with Ms. Checchio with an effective date of February 15, 2020.

Ms. Checchio's employment letter provides for a minimum base salary of $425,000, annual incentive compensation with a target amount equal to 75% of her base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers.

Ms. Checchio's employment letter provides that if her employment is terminated by the Company other than for cause, but not including termination due to death or disability, she will be entitled to a lump-sum payment equal to 200% of the sum of her then-current base salary plus the highest annual incentive compensation award paid to Ms. Checchio with respect to the three years immediately preceding the year in which her employment is terminated (but in no event will the annual incentive compensation portion exceed her then current base salary, and if she is terminated before completion of the first three years following the effective date of the agreement, the annual incentive compensation portion will be no less than her then current base salary).

In the event of a termination by the Company other than for cause, but not including termination due to death or disability, all of Ms. Checchio's then-outstanding time-based equity awards that would otherwise vest within the twelve-month period following such termination will vest and any such awards that are stock options or stock appreciation rights will remain exercisable until the earlier of two years following such termination and the original expiration date of such awards. Any then-outstanding performance-based equity incentive awards (other than stock options and stock appreciation rights) will vest and be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals. The provisions of the employment letter relating to equity awards do not supersede any right to acceleration of vesting of such awards in the event of a change-in-control, death or disability as provided for in the 2018 Equity and Incentive Plan and award agreements. Ms. Checchio's entitlement to the foregoing severance payments and benefits under her employment letter is subject to her timely execution and non-revocation of a general release of claims in favor of the Company.

Ms. Falvey

Employment Letter.    In May 2018, we entered into an employment letter with Ms. Falvey with an effective date of June 1, 2018.

On March 1, 2021, the Company eliminated the role of Chief Administrative Officer, and Ms. Falvey ceased employment with the Company as of that date.

Ms. Falvey's employment letter provided for a minimum base salary of $510,000, annual incentive compensation with a target amount equal to 100% of her base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers. The employment letter also provided for the following benefits upon termination of employment without cause: a lump-sum payment equal to 200% of the sum of her then-current base salary plus the highest annual incentive compensation award paid to her with respect to the three years immediately preceding the year in which her employment is terminated (with the annual incentive compensation portion in no event to exceed 100% of her then-current base salary, and in the event of her termination within the three year period following the effective date of her employment letter, the annual incentive compensation portion would be no less than her then target annual incentive compensation award); if she were to elect to continue health plan coverage in accordance with COBRA, the Company would reimburse her for the costs associated with such continued COBRA health coverage for up to 18 months, terminable earlier if she becomes eligible for health and medical benefits from a subsequent employer; vesting of her outstanding time-based equity awards that would otherwise vest within one year following termination, with stock options remaining exercisable for two years following termination, or if earlier, until the original expiration date; and vesting of her outstanding performance-based equity awards to be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals.

Separation and Release Agreement.    In connection with Ms. Falvey's ceasing to serve as our Chief Administrative Officer, we entered into a separation and release agreement providing for separation consideration consistent with the terms of her employment letter, as described above. In connection with her March 1, 2021 separation date, Ms. Falvey became entitled to a lump sum severance payment equal to two times the sum of her base salary rate in effect during her role as Chief Administrative Officer and target bonus, for a total cash payment of $2,040,000. With respect to her outstanding equity awards, Ms. Falvey became entitled to accelerated vesting of 16,737 time-vested RSUs and 30,541 stock options on her March 1, 2021 termination date. Ms. Falvey's 2019 and 2020 PVRSU grants will vest and be paid, subject to achievement of performance goals, on a prorated basis following the respective performance periods based on the period of employment plus twelve months (but not to exceed 100% proration). In addition, Ms. Falvey is eligible for continuing health coverage under COBRA at her own expense, for which Ms. Falvey will receive a lump sum cash payment of $29,354, representing the estimated cost of 18 months of premiums for such coverage. Under the agreement, Ms. Falvey is subject to customary restrictive covenants, including non-solicitation, non-interference and non-competition covenants, effective for twelve months after termination of employment. All of the foregoing benefits were conditioned upon execution and non-revocation of a waiver and release of claims against the Company.

Mr. Barber

Employment Letter.    In May 2018, we entered into an employment letter with Mr. Barber with an effective date of June 1, 2018.

Mr. Barber ceased employment as our Global Chief Development Officer effective April 1, 2020.

Mr. Barber's employment letter provided for a minimum base salary of $400,000, annual incentive compensation with a target amount equal to 75% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers. The employment letter also provided for the following benefits upon termination of employment without cause: a lump-sum payment equal to 200% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to him with respect to the three years immediately preceding the year in which his employment is terminated (with the annual incentive compensation portion in no event to exceed 100% of his then-current base salary, and in the event of his termination within the three year period following the effective date of his employment letter, the annual incentive compensation portion would be no less than his then target annual incentive compensation award); if he were to elect to continue health plan coverage in accordance with COBRA, the Company would reimburse him for the costs associated with such continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for health and medical benefits from a subsequent employer; and vesting of his outstanding performance-based equity awards to be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals.

Separation and Release Agreement.    In connection with Mr. Barber's ceasing to serve as our Global Chief Development Officer, we entered into a separation and release agreement providing for separation consideration consistent with the terms of his employment letter, as described above. In connection with his April 1, 2020 separation date, Mr. Barber became entitled to a lump sum severance payment equal to two times the sum of his base salary rate in effect during his role as Global Chief Development Officer and target bonus, for a total cash payment of $1,487,500. With respect to his outstanding equity awards, Mr. Barber became entitled to accelerated vesting of 10,141 time-vested RSUs (attributed a value of $321,470 based on the $31.70 closing price of Wyndham Hotels stock on the settlement date) and 18,583 stock options (all of which were out-of-the-money on April 1, 2020). Mr. Barber's 2019 and 2020 PVRSU grants will vest and be paid, subject to achievement of performance goals, on a prorated basis following the respective performance periods based on the period of employment plus twelve months (but not to exceed 100% proration). In addition, Mr. Barber is eligible for continuing health coverage under COBRA at his own expense, for which Mr. Barber received a lump sum cash payment of $13,556, representing the estimated cost of 18 months of premiums for such coverage. Under the agreement, Mr. Barber is subject to customary restrictive covenants, including non-solicitation, non-interference and non-competition covenants, effective for twelve months after termination of employment. All of the foregoing benefits were conditioned upon execution and non-revocation of a waiver and release of claims against the Company.

Mr. Loewen

Employment Letter.    In May 2018, we entered into an employment letter with Mr. Loewen with an effective date of June 1, 2018.

Mr. Loewen ceased employment as our Chief Operating Officer effective June 1, 2020.

Mr. Loewen's employment letter provided for a minimum base salary of $525,000, annual incentive compensation with a target amount equal to 75% of his base salary subject to meeting performance goals, grants of equity incentive compensation as determined by the Committee and employee benefits and perquisites generally available to our executive officers. The employment letter also provided for the following benefits upon termination of employment without cause: a lump-sum payment equal to 200% of the sum of his then-current base salary plus the highest annual incentive compensation award paid to him with respect to the three years immediately preceding the year in which his employment is terminated (with the annual incentive compensation portion in no event to exceed 100% of his then-current base salary, and in the event of his termination within the three year period following the effective date of his employment letter, the annual incentive compensation portion would be no less than his then target annual incentive compensation award); if he were to elect to continue health plan coverage in accordance with COBRA, the Company would reimburse him for the costs associated with such continued COBRA health coverage for up to 18 months, terminable earlier if he becomes eligible for health and medical benefits from a subsequent employer; vesting of his outstanding time-based equity awards that would otherwise vest within one year following termination, with stock options remaining exercisable for two years following termination, or if earlier, until the original expiration date; and vesting of his outstanding performance-based equity awards to be paid on a prorated basis following the performance period based on the period of employment plus twelve months (but not to exceed 100% proration), subject to achievement of performance goals.

Separation and Release Agreement.    In connection with Mr. Loewen's ceasing to serve as our Chief Operating Officer, we entered into a separation and release agreement providing for separation consideration consistent with the terms of his employment letter, as described above. In connection with his June 1, 2020 separation date, Mr. Loewen became entitled to a lump sum severance payment equal to two times the sum of his base salary rate in effect during his role as Chief Operating Officer and target bonus, for a total cash payment of $1,907,500. With respect to his outstanding equity awards, Mr. Loewen became entitled to accelerated vesting of 16,736 time-vested RSUs (attributed a value of $707,933 based on the $42.30 closing price of Wyndham Hotels stock on the settlement date) and 30,541 stock options (all of which were out-of-the-money on June 1, 2020). Mr. Loewen's 2019 and 2020 PVRSU grants will vest and be paid, subject to achievement of performance goals, on a prorated basis following the respective performance periods based on the period of employment plus twelve months (but not to exceed 100% proration). In addition, Mr. Loewen is eligible for continuing health coverage under COBRA at his own expense, for which Mr. Loewen received a lump sum cash payment of $41,058.72, representing the estimated cost of 18 months of premiums for such coverage. Under the agreement, Mr. Loewen is subject to customary restrictive covenants, including non-solicitation, non-interference and non-competition covenants, effective for twelve months after termination of employment. All of the foregoing benefits were conditioned upon execution and non-revocation of a waiver and release of claims against the Company.

Potential Payments on Termination or Change-in-Control

The following table describes the potential payments and benefits to which the named executive officers who served during 2020 would be entitled upon termination of employment or change-in-control. The payments described in the table are based on the assumption that the termination of employment or change-in-control occurred on December 31, 2020. For a description of the severance payments and benefits to which Mr. Barber and Mr. Loewen became entitled in connection with their separation of employment in April 2020 and June 2020, respectively, see above under "Agreements with Named Executive Officers — Mr. Barber" and "Agreements with Named Executive Officers — Mr. Loewen."

Name	Termination Event	Cash Severance ($)(a)	Continuation Of Medical Benefits ($)(b)	Acceleration of Equity Awards ($)(c)	Total Termination Payments ($)

Mr. Ballotti	Voluntary Resignation, Retirement, Involuntary Termination for Cause	--	--	--	--

	Death or Disability	--	--	12,772,004	12,772,004

	Termination without Cause or Constructive Discharge	7,699,250	43,938	4,874,103	12,617,291

	Qualifying Termination Following Change-in-Control	7,699,250	43,938	12,772,004	20,515,192

Ms. Allen	Voluntary Resignation, Retirement, Involuntary Termination for Cause	--	--	--	--

	Death or Disability	--	--	2,664,119	2,664,119

	Termination without Cause or Constructive Discharge	1,750,000	38,598	841,494	2,630,092

	Qualifying Termination Following Change-in-Control	1,750,000	38,598	2,664,119	4,452,717

Mr. Cash	Voluntary Resignation, Retirement, Involuntary Termination for Cause	--	--	--	--

	Death or Disability	--	--	3,020,539	3,020,539

	Termination without Cause or Constructive Discharge	1,662,500	43,938	1,056,510	2,762,948

	Qualifying Termination Following Change-in-Control	1,662,500	43,938	3,020,539	4,726,977

Ms. Checchio	Voluntary Resignation, Retirement, Involuntary Termination for Cause	--	--	--	--

	Death or Disability	--	--	2,218,809	2,218,809

	Termination without Cause or Constructive Discharge	1,487,500	--	750,408	2,237,908

	Qualifying Termination Following Change-in-Control	1,487,500	--	2,218,809	3,706,309

Ms. Falvey	Voluntary Resignation, Retirement, Involuntary Termination for Cause	--	--	--	--

	Death or Disability	--	--	4,229,007	4,229,007

	Termination without Cause or Constructive Discharge	2,040,000	29,354	1,545,943	3,615,297

	Qualifying Termination Following Change-in-Control	2,040,000	29,354	4,229,007	6,298,361

(a)
Cash severance payable upon a Qualifying Termination Following Change-in-Control assumes that the employment of the named executive officer was terminated on a change-in-control as a termination without cause or, as applicable, a constructive discharge.

(b)
Represents 18 months' reimbursement for continued health plan coverage in accordance with COBRA if elected by the executive officer.

(c)
Calculated using closing price of Wyndham Hotels common stock on the NYSE on December 31, 2020 of $59.44. This table assumes that all unvested equity awards to which the executive would be entitled vested on December 31, 2020. Upon a change-in-control, all grants made under our 2018 Equity and Incentive Plan fully vest and any performance conditions imposed with respect to awards are deemed to be fully achieved whether or not the executive's employment is terminated.

Accrued Pay.    The amounts shown in the table above do not include payments and benefits, including accrued salary and annual incentive compensation, to the extent they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment.

Deferred Compensation.    The amounts shown in the table do not include distributions of aggregate balances under the Officer Deferred Compensation Plan. Those amounts are shown in the Nonqualified Deferred Compensation Table above.

Covered Terminations.    The table assumes a termination of employment that is eligible for severance or other benefits under the terms of the named executive officers' employment agreement and our 2018 Equity and Incentive Plan.

•
A termination of an executive officer is for cause if it is for any of the following reasons: the executive's willful failure to substantially perform his or her duties as our employee (other than any such failure resulting from incapacity due to physical or mental illness); any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against us or the executive's conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); the executive's gross negligence in the performance of his or her duties; or the executive purposefully or negligently makes (or has been found to have made) a false certification to us pertaining to our financial statements.

•
Under the employment agreements of Mr. Ballotti and Ms. Allen, a constructive discharge means the occurrence of any material breach or failure by us to fulfill our obligations under the executive's employment agreement; any material reduction in base salary or target award opportunity under our annual incentive plan; any material diminution in the executive's authority, duties or responsibilities; a required relocation of over fifty miles; our decision not to renew his or her employment agreement; or an acquiring company does not agree to assume the executive's employment agreement.

•
A without cause termination occurs if the executive's employment is terminated other than due to death, disability or for cause.

Acceleration of Equity Awards.    Upon a change-in-control as defined in our 2018 Equity and Incentive Plan, grants made to all eligible employees, including the named executive officers, under the plan fully vest and any performance conditions imposed with respect to awards are deemed to be fully achieved. Under the individual agreements for awards, all awards fully vest on the death or disability of the named executive officer. The table does not reflect a reduction in shares that would be withheld for taxes on vesting.

Under our 2018 Equity and Incentive Plan, a change-in-control generally means any person or persons (other than us, any fiduciary holding securities under a Company employee benefit plan or any of our subsidiaries) becomes the beneficial owner of 30 percent or more of our outstanding voting shares, a merger of Wyndham Hotels or any of our subsidiaries is consummated with another company, consummation of a plan of liquidation of the Company or at least 40 percent of our assets are sold (and following each of the foregoing events, a majority of our pre-change-in-control Board does not constitute a majority of the surviving or purchasing entity's board); or individuals who presently make up our Board or who become members of our Board with the approval of at least two-thirds of our existing Board (other than a new Director who assumes office in connection with an actual or threatened election contest) cease to be at least a majority of the Board.

Payments Upon Change-in-Control Alone.    For our named executive officers, severance payments in connection with a change-in-control are made only if the executive suffers a covered termination of employment. The table assumes that the employment of these executives was terminated on a change-in-control as a constructive discharge or termination without cause. Grants made under our 2018 Equity and Incentive Plan fully vest on a change-in-control whether or not the executive's employment is terminated.

2020 Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. For purposes of determining our pay ratio for 2020, the median of the annual total compensation of all employees of our Company (other than our CEO) was $26,307 and the annual total compensation of our CEO was $6,517,552. Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees for 2020 was 248 to 1. This pay ratio disclosure is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.

To identify this median, we used the following methodology:

•
We determined that, as of December 31, 2020, our employee population, including our full-time, part-time and temporary employees, consisted of approximately 8,986 individuals, with 7,873 of these individuals located in the U.S. and 8111 located outside of the U.S. Our employee population also included those full-time, part-time and temporary employees who were employed on December 31, 2020, but who did not work for us the entire year. Under SEC rules which provide an exemption for a de minimis number of employees located outside of the U.S., we excluded a total of 302 non-U.S. employees from this employee population. For purposes of determining our pay ratio, our designated employee population included a total of 8,084 employees, including 7,757 U.S. employees and 327 non-U.S. employees.

•
To identify the median employee, we compared the amount of annual base salary, overtime, cash incentive awards and bonus compensation for each employee in the designated employee population. This compensation measure was consistently applied to all such employees.

•
In making this determination, we annualized the compensation of approximately 4,123 full-time employees and 648 part-time employees who were employed on December 31, 2020, but who did not work for us for the entire year, including 3,131 full-time employees and 450 part-time employees who were on furlough during 2020.

Once we identified our median employee, we combined all of the elements of our median employee's compensation for 2020 in accordance with the reporting requirements used for the Summary Compensation Table plus the value attributable to health benefits provided under our non-discriminatory benefit plans, resulting in the annual total compensation amount reported above. With respect to our CEO's annual total compensation, we used the amount reported in the Total column in the 2020 Summary Compensation Table above plus the value attributable to health benefits provided under our non-discriminatory benefit plans.2

Related Party Transactions

Wyndham Hotels is a party to an Aircraft Timesharing Agreement with a limited liability company owned by Mr. Holmes' immediate family (the "Holmes LLC") pursuant to which the Holmes LLC

1
We excluded the following number of employees from each of each of the following countries: 1 from each of Columbia, Hong Kong, Italy, the Russian Federation, Saudi Arabia and Switzerland; 2 from Indonesia; 3 from each of Australia, France, Greece and the Republic of Korea; 4 from Germany; 9 from Mexico; 10 from Brazil; 14 from India; 15 from the United Arab Emirates; 19 from Turkey; 25 from Singapore; 42 from Argentina; 67 from the United Kingdom; and 77 from China.

2
As permitted by SEC rules, the amount attributable to these health benefits ($13,389) is not included in our CEO's total compensation reported above in the 2020 Summary Compensation Table.

granted us the right to use the aircraft that it owns on a timesharing basis in accordance with, and subject to the reimbursement of certain operating costs and expenses as provided in, the federal aviation regulations. In fiscal 2020, we paid operating costs and expenses under this timesharing agreement of $109,611 in addition to amounts relating to early 2020 that we previously disclosed in our 2020 proxy statement. The Holmes LLC is solely responsible for the physical and technical operation of the aircraft, aircraft maintenance and the cost of maintaining aircraft liability insurance, as provided in the federal aviation regulations.

From time to time, Mr. Holmes has made passive investments in entities involved in the financing and development of hotel properties for which Wyndham Hotels serves as a franchisor or manager. In each case, Mr. Holmes owns less than 10% of the entity, possesses no substantive voting rights, is not a general partner, manager or executive of the entity and does not otherwise possess any control over the entity. In accordance with our Director Code of Conduct and Ethics, Mr. Holmes reviewed each investment transaction in advance with our Corporate Governance Committee Chair. In the future, Mr. Holmes may make similar investments or enter into similar transactions to support the financing and development of hotel properties franchised, managed or otherwise affiliated with Wyndham Hotels.

PROPOSAL NO. 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our stockholders to cast a non-binding advisory vote to approve the compensation of our named executive officers described in the Compensation Discussion and Analysis and in the tabular and accompanying narrative disclosure regarding named executive officer compensation. We encourage you to read the Compensation Discussion and Analysis and the tables and narratives for the details on the 2020 compensation of our named executive officers. This advisory vote to approve named executive officer compensation allows stockholders to provide direct input on important issues relating to executive compensation.

Because your vote is advisory, it will not be binding upon or overrule any decisions of the Board, nor will it create or imply any additional fiduciary duty on the part of the Board. However, the Committee values the opinions expressed by stockholders in their vote on this proposal and will take into account the outcome of the vote when considering executive compensation arrangements in the future.

Executive Compensation Program

Our Compensation Strategy.    As discussed in the Compensation Discussion and Analysis, our executive compensation program is designed to:

•
support a high-performance environment by linking compensation with performance for the benefit of stockholders;

•
attract, motivate and retain key executives who are crucial to our long-term success;

•
provide our executives with market-competitive compensation consistent with comparable companies; and

•
support a long-term focus for our executives that aligns their interests with the interests of our stockholders.

Program Highlights.    As discussed in the Compensation Discussion and Analysis under Our Executive Compensation Program Aligns with Stockholder Interests, we employ a pay-for-performance approach and seek to ensure that our executive compensation program aligns with the interests of our stockholders, including:

•
Our annual incentive compensation program requires achievement of rigorous, profitability-based performance metrics designed to incentivize high performance and achievement of annual financial goals, thus enhancing value for our stockholders.

•
Our 2020 annual incentive compensation program approved in February 2020 included, in addition to a financial objective based on adjusted EBITDA, a strategic objective based on Global Net Room Growth, providing a specific incentive for our executives to achieve a core strategic goal that drives earnings. Due to the challenging conditions created by COVID-19, our annual incentive program was amended to replace adjusted EBITDA and Global Net Room Growth with a single Liquidity metric — i.e., cash on hand at December 31, 2020 plus capacity remaining under our revolving credit facility.

•
Equity awards granted to our named executive officers, which constitute a majority of our executives' target annual total compensation and vest over multi-year periods, align the interests of our executives and stockholders.

•
Our long-term incentive compensation program for 2020, approved in February 2020, included a performance-based equity incentive award, the vesting of which is contingent upon achievement of premium performance goals based on an adjusted EBIT per share measured over a cumulative three-year period, which was designed to incentivize medium-term high performance and value growth for our stockholders. Our long-term incentive compensation program also includes stock options and RSUs, each subject to multi-year vesting to retain our executives and designed to align the interests of our executives and stockholders and to incentivize them to achieve strong financial performance and drive longer-term stock price appreciation.

Performance Highlights.    We believe our executive compensation program provides our named executive officers robust incentives to achieve strong strategic and financial performance. As discussed in the Compensation Discussion and Analysis, we believe our performance under the unprecedented conditions created by COVID-19 and the sequential improvement in certain financial and operational results since March 2020 demonstrate the tireless efforts, commitment and resiliency of our senior management and team members worldwide.

Recommendation for Approval

For the reasons discussed above and in our Compensation Discussion and Analysis, the Board recommends that our stockholders vote in favor of the following resolution:

RESOLVED, that the Company's stockholders approve, on an advisory basis, the compensation of the named executive officers described in the Compensation Discussion and Analysis and the tabular and related narrative disclosure regarding named executive officer compensation included in this proxy statement pursuant to the compensation disclosure rules of the SEC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF
THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected Deloitte & Touche LLP ("Deloitte") as our independent registered public accounting firm to conduct an integrated audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2021. The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee's appointment of Deloitte as our independent registered public accounting firm ("auditor") for 2021. The Audit Committee will consider the outcome of our stockholders' vote in connection with the selection of our auditor but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent auditor should be selected.

Deloitte served as our auditor for 2020. No relationship exists between Deloitte and us other than the usual relationship between auditor and client. Representatives of Deloitte will be present at the annual meeting and available to respond to appropriate questions and will have the opportunity to make a statement if such representatives desire to do so.

Disclosure about Fees

For the years ended December 31, 2020 and 2019, we engaged Deloitte to perform professional audit services for the integrated audit of our financial statements and internal control over financial reporting for the years ended December 31, 2020 and 2019, as well as for other services during this period in the following categories and amounts.

Type of Fees	2020	2019

Audit Fees	$3,409,000	$3,166,000
Audit-Related Fees	317,000	206,000
Tax Fees	952,000	1,020,000
All Other Fees	—	557,000

Total	$4,678,000	$4,949,000

In the above table, in accordance with the SEC's definitions and rules, Audit Fees represent fees billed for the integrated audit of our annual financial statements and internal control over financial reporting included in our Annual Report on Form 10-K for 2020 and 2019, review of interim financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2020 and 2019 and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees represent fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including review of the Company's internal controls (other than as required as part of the integrated audit), including reports under Statement on Standards for Attestation Engagements No. 18, Attestation Standards: Clarification and Recodification, including System and Organization Controls Reports, and due diligence services related to acquisitions and dispositions.

Tax Fees for 2020 represent $709,000 in fees billed for tax advice and tax planning and $243,000 in fees for tax compliance, which may include the preparation of tax returns, tax refund claims and/or tax payment planning.

All Other Fees represent fees billed for any services not included in the first three categories, including permitted services primarily related to conducting operational quality assessments of property adherence with corporate brand standards.

 Pre-Approval of Audit and Non-Audit Services

Under the Audit Committee charter, the Audit Committee is responsible for the pre-approval of all audit and permissible non-audit services to be performed for us by our auditor. The Audit Committee maintains a policy regarding pre-approval of all audit and non-audit services provided by our auditor. Under the policy, the Audit Committee pre-approves on an annual basis certain audit, audit-related, tax and other services to be provided by our auditor. On an ongoing basis, management communicates specific projects and categories of service relating to audit, audit-related, tax and other services for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the auditor.

The Audit Committee discusses with Deloitte the nature of the services being performed as well as considerations with respect to the independence of Deloitte. On a quarterly basis, management and Deloitte report to the Audit Committee regarding the actual fees incurred for all services provided by the auditor. For 2020, all of the audit, audit-related, tax and all other fees listed in the table above were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
FOR THE ADOPTION OF THE PROPOSAL TO RATIFY THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appendix

Non-GAAP Financial Information and Forward-Looking Statements

WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS
(In millions)

The tables below reconcile certain non-GAAP financial measures. The presentation of these adjustments is intended to permit the comparison of particular adjustments as they appear in the income (loss) statement of our consolidated and combined financial statements in order to assist investors' understanding of the overall impact of such adjustments. We believe that adjusted EBITDA, adjusted net income and adjusted EPS financial measures provide useful information to investors about us and our financial condition and results of operations because these measures are used by our management team to evaluate our operating performance and make day-to-day operating decisions and adjusted EBITDA is frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry. These measures also assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance. We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions. These supplemental disclosures are in addition to GAAP reported measures. These non-GAAP reconciliation tables should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Year Ended December 31,
	2020	2019

Net (loss)/income	$(132)	$157
(Benefit from)/provision for income taxes	(26)	50
Depreciation and amortization	98	109
Interest expense, net	112	100
Stock-based compensation expense	19	15
Impairments, net (a)	206	45
Restructuring costs (b)	34	8
Transaction-related expenses, net (c)	12	40
Separation-related expenses (d)	2	22
Contract termination costs (e)	—	42
Transaction-related item (f)	—	20
Foreign currency impact of highly inflationary countries (g)	2	5

Adjusted EBITDA	$327	$613

(a)
In 2020, represents a non-cash charge to reduce the carrying values of certain intangible assets to their fair values principally attributable to higher discount rates primarily resulting from increased share price volatility, partially offset by $3 million of cash proceeds from a previously impaired asset. In 2019, represents a non-cash charge associated with the termination of certain hotel-management arrangements.

(b)
In 2020, represents charges associated with restructuring initiatives implemented in response to the effects on travel demand as a result of COVID-19. In 2019, represents a charge focused on enhancing our organizational efficiency and rationalizing our operations.

(c)
Primarily relates to integration costs incurred in connection with our acquisition of La Quinta.

(d)
Represents costs associated with our spin-off from Wyndham Worldwide.

(e)
Represents costs associated with the termination of certain hotel-management arrangements.

(f)
Represents the one-time fee credit related to our agreement with CorePoint Lodging, which is reflected as a reduction to hotel management revenues on the income (loss) statement.

(g)
Relates to the foreign currency impact from hyper-inflation in Argentina, which is reflected in operating expenses on the income (loss) statement.

 WYNDHAM HOTELS & RESORTS
NON-GAAP RECONCILIATIONS (continued)
(In millions, except per share data)

Reconciliation of Net Income (Loss) and Diluted EPS to Adjusted Net Income and Adjusted Diluted EPS:

	Year Ended December 31,
	2020	2019

Diluted EPS	$(1.42)	1.62
Net (loss)/income	$(132)	157
Adjustments:
Impairments, net	206	45
Restructuring costs	34	8
Transaction-related expenses, net	12	40
Separation-related expenses	2	22
Contract termination costs	—	42
Transaction-related item	—	20
Foreign currency impact of highly inflationary countries	2	5
Acquisition-related amortization expense (a)	37	37

Total adjustments before tax	293	219
Income tax provision (b)	65	59

Total adjustments after tax	228	160

Adjusted net income	$96	317

Adjustments — EPS impact	2.45	1.66

Adjusted diluted EPS	$1.03	3.28

Diluted weighted average shares outstanding	93.5	96.6

(a)
Reflected in depreciation and amortization on the income (loss) statement.

(b)
Reflects the estimated tax effects of the adjustments. In the fourth quarter 2020, this amount was reduced by a $3 million impact from changes in state effective tax rates. 2019 includes a one-time $6 million benefit resulting from a change in our state income tax filing position due to our spin-off from Wyndham Worldwide.

 DEFINITIONS

Adjusted Net Income and Adjusted Diluted EPS:    Represents net income (loss) and diluted earnings (loss) per share excluding acquisition-related amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related) and foreign currency impacts of highly inflationary countries. We calculate the income tax effect of the adjustments using an estimated effective tax rate applicable to each adjustment.

Adjusted EBITDA:    Represents net income (loss) excluding net interest expense, depreciation and amortization, impairment charges, restructuring and related charges, contract termination costs, transaction-related items (acquisition-, disposition-, or separation-related), foreign currency impacts of highly inflationary countries, stock-based compensation expense and income taxes. Adjusted EBITDA is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definition of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Average Daily Rate (ADR):    Represents the average rate charged for renting a lodging room for one day.

Average Occupancy Rate:    Represents the percentage of available rooms occupied during the period.

RevPAR:    Represents revenue per available room and is calculated by multiplying Average Occupancy Rate by ADR.

FORWARD-LOOKING STATEMENTS

This proxy statement contains "forward-looking statements" within the meaning of federal securities laws. These statements include, but are not limited to, Wyndham Hotels' current views and expectations regarding its strategy and the future performance of its business, including its financial results, its liquidity and capital resources and other non-historical statements. Forward-looking statements include those that convey management's expectations as to the future based on plans, estimates and projections at the time Wyndham Hotels makes the statements and may be identified by words such as "will," "expect," "believe," "plan," "anticipate," "intend," "goal," "future," "outlook," "guidance," "target," "estimate," "projection" and similar words or expressions, including the negative version of such words and expressions. Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Wyndham Hotels to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, general economic conditions; the continuation or worsening of the effects from the COVID-19 pandemic; its scope, duration and impact on the Company's business operations, financial results, cash flows and liquidity, as well as the impact on the Company's franchisees and property owners, guests and team members, the hospitality industry and overall demand for travel; the success of the Company's mitigation efforts in response to the COVID-19 pandemic; the Company's performance in any recovery from the COVID-19 pandemic; the performance of financial and credit markets; the economic environment for the hospitality industry; operating risks associated with the hotel franchising and management businesses; the Company's relationships with franchisees and property owners; the impact of war, terrorist activity or political strife; concerns with or threats of pandemics, contagious diseases or health epidemics, including the effects of the COVID-19 pandemic and any resurgence of the virus and actions governments, businesses and individuals take in response to the pandemic, including stay-in-place directives and other travel restrictions; risks related to restructuring or strategic initiatives; risks related to the Company's relationship with CorePoint Lodging; the Company's spin-off as a newly independent company; the Company's ability to satisfy obligations and agreements under its outstanding indebtedness, including the payment of principal and interest and compliance with covenants thereunder; risks related to the Company's ability to obtain financing and the terms of such financing, including access to liquidity and capital as a result of the COVID-19 pandemic; and the Company's limitations related to share repurchases and ability to pay dividends under its credit facility and the timing and amount of any future dividends, as well as the risks described in Wyndham Hotels' most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any subsequent reports filed with the Securities and Exchange Commission. Except as required by law, Wyndham Hotels undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, subsequent events or otherwise.

SCAN TO VIEW MATERIALS & VOTE WYNDHAM HOTELS & RESORTS, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the meeting date for shares held directly and by 11:59 p.m. Eastern Time five days before the meeting date for shares held in the Savings Plan (as defined below). Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/WH2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the meeting date for shares held directly and by 11:59 p.m. Eastern Time five days before the meeting date for shares held in the Savings Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D33208-P51270 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. WYNDHAM HOTELS & RESORTS, INC. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. All All The Board of Directors recommends you vote FOR the election of each Director nominee: 1.Nominees: 01) Stephen P. Holmes 02) Geoffrey A. Ballotti 03) Myra J. Biblowit 04) James E. Buckman 05) Bruce B. Churchill 06) Mukul V. Deoras 07) Ronald L. Nelson 08) Pauline D.E. Richards The Board of Directors recommends you vote FOR Proposal 2: For Against Abstain  2.To vote on an advisory resolution to approve our executive compensation program The Board of Directors recommends you vote FOR Proposal 3: For Against Abstain  3.To vote on a proposal to ratify the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for fiscal year 2021 NOTE: To transact any other business that may be properly brought before the meeting or any adjournment or postponement of the meeting. NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and 2020 Annual Report to Stockholders are available at www.proxyvote.com. D33209-P51270 WYNDHAM HOTELS & RESORTS, INC. Annual Meeting of Stockholders May 12, 2021 11:30 a.m. This proxy is solicited by the Board of Directors The undersigned hereby appoints Geoffrey A. Ballotti and Paul F. Cash, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side, all the shares of Wyndham Hotels & Resorts, Inc. (the "Company") common stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Company's Annual Meeting of Stockholders to be held on May 12, 2021, or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the meeting. Wyndham Hotel Group Employee Savings Plan Voting Instructions When casting your vote, you are directing the trustee of the Wyndham Hotel Group Employee Savings Plan (the "Savings Plan") to vote the shares of Company common stock credited to your account under the Savings Plan as of March 18, 2021 (the "Record Date"), in accordance with your instructions and in accordance with the judgment of the trustee upon such other business as may properly come before the meeting and any adjournment or postponement thereof. In addition, you are also affecting the way the trustee will vote shares held in the Savings Plan as of the Record Date that have not been voted by other participants. The trustee will vote these shares in the same proportion as those shares for which timely voting instructions are received. This proxy will be voted as directed by signature on the reverse side, or if no direction is indicated, will be voted in accordance with the recommendation of the Board of Directors specified on the reverse side. Continued and to be signed on reverse side